As filed with the Securities and Exchange Commission on June 18, 1996
                                                      Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                         -----------------------------

                Delaware                                     6711                                  63-0589368
     (State or Other Jurisdiction of             (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or Organization)               Classification Code Number)                  Identification No.)

                             417 North 20th Street
                             Birmingham, AL 35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ----------------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                          ----------------------------
                                   Copies to:

       CHARLES C. PINCKNEY               FRANK M. CONNER III                  CHARLES M. FLICKINGER
   LANGE, SIMPSON, ROBINSON &               ALSTON & BIRD                 SUTHERLAND, ASBILL & BRENNAN
           SOMERVILLE               601 PENNSYLVANIA AVENUE, N.W.          999 PEACHTREE STREET, N.E.
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250               ATLANTA, GEORGIA 30309
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004                  (404) 853-8000
         (205) 250-5000                   (202) 508-3303

                          ----------------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                          ----------------------------
                        CALCULATION OF REGISTRATION FEE

Title of each                                           Proposed maximum            Proposed maximum
class of securities            Amount to be             offering price                 aggregate                  Amount of
to be registered                registered                 per unit*                offering price*            registration fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock                     284,867               $  24.548297               $    6,993,000                  $  2,411.38
================================================================================================================================

*Calculated in accordance with Rule 457(f).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.
- --------------------------------------------------------------------------------

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET



                                                                        CAPTION OR LOCATION IN
                       FORM S-4 ITEM                                  PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------   ------------------------------------------
 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.
 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Not Applicable.
16. Information with respect to S-2 or S-3 companies......   Not Applicable.
17. Information with respect to companies other than S-2
    or S-3 companies......................................   Summary;  Rockdale Management's Discussion and Analysis of
                                                             Financial Condition and Results of Operations;
                                                             Business of Rockdale, Election of Directors of Rockdale;
                                                             Index to Rockdale Financial Statements.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................   Documents Incorporated by Reference;  Summary;
                                                             The Special Meeting; Description of the Transaction;
                                                             Description of Regions Common Stock.
19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.

Dear Rockdale Community Bank Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Rockdale Community Bank ("Rockdale") to be held at Rockdale's main office, 1172 Old Salem Road, Conyers, Georgia, 30207 on _______, 1996, at :00 p.m., local time, notice of which is enclosed.

    At the Annual Meeting, you will be asked to consider and vote on a proposal to approve an Amended and Restated Agreement and Plan of Reorganization (the "Agreement"), entered into with Regions Financial Corporation ("Regions") and the related Plan of Merger, pursuant to which Rockdale will merge with and into Regions Bank, a wholly owned Georgia banking subsidiary of Regions (the "Merger"). Upon consummation of the Merger, each share of Rockdale common stock issued and outstanding (except for certain shares held by Rockdale or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into .515116 of a share of Regions common stock, subject to possible adjustment.

    The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Annual Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

    The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of Rockdale has agreed to vote those Rockdale shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement and the Plan by Rockdale stockholders and approval of the Merger by various regulatory agencies.

    Stockholders of Rockdale who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their Rockdale shares in cash, as provided by applicable law.

    It is important to understand that approval of the Agreement requires the affirmative vote of at least two-thirds of the common stock of Rockdale entitled to vote at the Annual Meeting, not just two-thirds of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

    Accordingly, whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for Rockdale, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                                        Sincerely,



                                        Charles D. East
                                        President and Chief Executive Officer

                            ROCKDALE COMMUNITY BANK
                  1172 OLD SALEM ROAD, CONYERS, GEORGIA, 30207
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD _______, 1996


    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Rockdale Community Bank ("Rockdale"), a Georgia state commercial bank, will be held at Rockdale's main office, 1172 Old Salem Road, Conyers, Georgia, 30207 on _______, 1996, at _______:00 .m., local time, for the following purposes:

    1. Merger. To consider and vote on the Amended and Restated Agreement and Plan of Reorganization, dated as of March 12, 1996 and amended and restated as of May 20, 1996, by and between Rockdale and Regions Financial Corporation ("Regions") and the related Plan of Merger by and between Rockdale and Regions Bank, a wholly owned subsidiary of Regions, pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of Rockdale through the merger of Rockdale with and into Regions Bank (the "Merger"), (ii) each share of Rockdale common stock (except for certain shares held by Rockdale or Regions or any Regions subsidiary and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into .515116 of a share of Regions common stock, subject to possible adjustment, and (iii) each Rockdale stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus;

    2. Election of Directors. To elect nine directors of Rockdale to serve a term of one year or until their successors are elected and qualified; and

    3. Other Business. To transact such other business as may properly come before the Annual Meeting, including adjourning the Annual Meeting to permit, if necessary, further solicitation of proxies.

    Only stockholders of record at the close of business on _______, 1996, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

    Stockholders of Rockdale have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix C.

    The Board of Directors of Rockdale unanimously recommends that holders of Rockdale common stock vote to approve the proposals listed above.

    We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Annual Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Corporate Secretary of Rockdale an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting.

    By Order of the Board of Directors

                                                        James R. Simpson
                                                        Corporate Secretary

_______, 1996

     ROCKDALE COMMUNITY BANK                REGIONS FINANCIAL CORPORATION
         PROXY STATEMENT                              PROSPECTUS
FOR ANNUAL MEETING OF STOCKHOLDERS                   COMMON STOCK
     TO BE HELD _______, 1996                     (PAR VALUE $.625)


    This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of Rockdale Community Bank ("Rockdale") upon consummation of the proposed merger (the "Merger") described herein, by which Rockdale will merge with and into Regions Bank, a wholly owned Georgia banking subsidiary of Regions, pursuant to the terms of an Amended and Restated Agreement and Plan of Reorganization, dated as of March 12, 1996, and amended and restated as of May 20, 1996, by and between Regions and Rockdale (the "Agreement") and the related Plan of Merger, dated as of May 20, 1996, by and between Regions Bank and Rockdale (the "Plan").

    On the effective date of the Merger (the "Effective Date"), except as described herein, (i) Rockdale will merge with and into Regions Bank pursuant to the terms of the Plan, (ii) each outstanding share of the $5.00 par value common stock of Rockdale ("Rockdale Common Stock") (except for shares held by stockholders who perfect their dissenters' rights of appraisal and shares held by Rockdale or Regions, other than in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into .515116 of a share of Regions Common Stock, subject to possible adjustment, and (iii) each holder of Rockdale Common Stock will receive cash in lieu of any remaining fractional interest. Copies of the Agreement and the Plan are attached to this Proxy Statement/Prospectus as Appendices A and B, respectively.

    This Prospectus also constitutes a Proxy Statement of Rockdale and is being furnished to the stockholders of Rockdale in connection with the solicitation of proxies by the Board of Directors of Rockdale for use at its annual meeting of stockholders, including any adjournment or postponement thereof (the "Annual Meeting"), to be held on _______1996, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Rockdale on or about _______1996.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is _______, 1996.

                             AVAILABLE INFORMATION

    Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

    No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or Rockdale. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or Rockdale since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

    All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to Rockdale was supplied by Rockdale.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (which includes supplemental consolidated financial statements of Regions, giving effect to the March 1, 1996 combination of First National Bancorp with Regions, accounted for as a pooling of interests);

         2. Regions' Quarterly Report on Form 10-Q for the three months ended March 31, 1996;

         3. Regions' Current Report on Form 8-K dated as of March 1, 1996, and amendment no. 1 thereto filed March 28, 1996;

         4. Regions' Current Report on Form 8-K filed June 4, 1996 (which includes management's discussion and analysis of financial condition and results of operations of Regions, giving effect to the March 1, 1996 combination of First National Bancorp with Regions, accounted for as a pooling of interests);

         5.  Regions' report on Form 10-C filed March 11, 1996; and

         6. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

    Regions' Annual Report on Form 10-K for the year ended December 31, 1995, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1995," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

    All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. In particular, reference is made to the Regions' Annual Report on Form 10-K for the year ended December 31, 1995, and Regions Current Report on Form 8-K dated June 4, 1996, which include supplemental consolidated financial statements and the related management's discussion and analysis of financial condition and results of operations of Regions giving effect to the combination of First National Bancorp with Regions, effected March 1, 1996, and accounted for by Regions as a pooling of interests. See "Summary" and "Business of Regions--Recent Developments."

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (334) 832-8401). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______, 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   Annual Meeting of Rockdale Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Reasons for the Merger; Recommendation of Rockdale's Board
    of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Certain Differences in Stockholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Comparative Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
THE ANNUAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Adjustment of Exchange Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Treatment of Rockdale Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Effective Date of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   Distribution of Regions Stock Certificates and
     Payment for Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   Resales of the Regions Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Antitakeover Provisions Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Amendment of Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Classified Board of Directors and Absence of Cumulative Voting . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Limitations on Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   Special Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

   Actions by Stockholders Without a Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   Stockholder Nominations and Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   Business Combinations with Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   Mergers, Consolidations, and Sales of Assets Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   Stockholders' Rights to Examine Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
   Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
BUSINESS OF REGIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
ROCKDALE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
BUSINESS OF ROCKDALE      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
ELECTION OF DIRECTORS OF ROCKDALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   Support of Subsidiary Institutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
   Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
DESCRIPTION OF REGIONS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
NDEX TO ROCKDALE FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
APPENDIX A--Amended and Restated Agreement and Plan of Reorganization . . . . . . . . . . . . . . . . . . . . . . .  A-1
APPENDIX B--Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
APPENDIX C--Copy of Title 14, Chapter 2, Article 13, of the Georgia Code
   Relating to Rights of Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  C-1

                                    SUMMARY

    The following is a summary of certain information relating to the Annual Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "Rockdale" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

    Rockdale. Rockdale is a commercial bank organized and existing under the laws of the state of Georgia, located in Conyers, Georgia. Rockdale provides a range of retail banking services through its one office in Rockdale County, Georgia. At March 31, 1996, Rockdale had total consolidated assets of approximately $47.9 million, total consolidated deposits of approximately $40.7 million, and total consolidated stockholders' equity of approximately $7.0 million. Rockdale's office is located at 1172 Old Salem Road, Conyers, Georgia, 30207 and its telephone number at such address is (770) 922-6510.

    Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 353 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of March 31, 1996. At that date, Regions had total consolidated assets of approximately $17.5 billion, total consolidated deposits of approximately $14.2 billion, and total consolidated stockholders' equity of approximately $1.5 billion. Regions is the third largest bank holding company headquartered in Alabama in terms of assets, based on March 31, 1996 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    Since March 31, 1996, Regions has completed the acquisition of one financial institution in Georgia. Regions also has entered into definitive agreements to acquire, in addition to Rockdale, four financial institutions, two of which are located in Georgia and two of which are located in Louisiana (the "Other Pending Acquisitions"). For information with respect to the Other Pending Acquisitions see "Business of Regions--Recent Developments."

    Regions commenced operations in 1971 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

ANNUAL MEETING OF ROCKDALE STOCKHOLDERS

    The Annual Meeting will be held at :00 p.m., local time, on __________, 1996, at Rockdale's main office, 1172 Old Salem Road, Conyers, Georgia, 30207, for the purpose of considering and voting on approval of the Agreement and the election of nine directors. See "The Annual Meeting."

RECORD DATE; VOTE REQUIRED

    Only holders of record of Rockdale Common Stock at the close of business on __________, 1996 (the "Record Date"), will be entitled to vote at the Annual Meeting. The affirmative vote of at least two-thirds of the Rockdale Common Stock entitled to vote at the Annual Meeting will be required to approve the Agreement, not just two-thirds of the votes cast. As of the Record Date, there were 523,614 shares of Rockdale Common Stock outstanding and entitled to be voted.

    The directors and executive officers of Rockdale and their affiliates beneficially owned, as of the Record Date, 158,554 shares (or approximately 30.3% of the outstanding shares) of Rockdale Common Stock. Each member of the Board of Directors of Rockdale has agreed to vote those Rockdale shares over which such member holds voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Rockdale Common Stock. As of that date, neither Rockdale nor Regions held any shares of Rockdale Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted. See "The Annual Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

    The Agreement provides for the acquisition of Rockdale by Regions pursuant to the Merger of Rockdale with and into Regions Bank. On the Effective Date, each share of Rockdale Common Stock then issued and outstanding (excluding any shares held by stockholders who perfect their dissenters' rights of appraisal and shares held by Rockdale, Regions, or any Regions subsidiary, in each case, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into .515116 of a share of Regions Common Stock, subject to possible adjustment (the "Exchange Ratio"). No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any Rockdale stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last full trading day immediately preceding the Effective Date. See "Description of the Transaction--General."

DISSENTING STOCKHOLDERS

     Holders of Rockdale Common Stock entitled to vote on approval of the Agreement and the Plan have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of Rockdale Common Stock in cash in accordance with the applicable provisions of the Financial Institutions Code of Georgia and the Georgia Business Corporation Code (the "Georgia Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenting Stockholders," and the applicable provisions of the Georgia Act are reproduced as Appendix C.

REASONS FOR THE MERGER; RECOMMENDATION OF ROCKDALE'S BOARD OF DIRECTORS

     Rockdale's Board of Directors has unanimously approved the Merger, the Agreement and the Plan and has determined that the Merger is fair to, and in the best interests of, Rockdale and its stockholders. Accordingly, Rockdale's Board unanimously recommends that Rockdale's stockholders vote FOR approval of the Agreement and the Plan. EACH MEMBER OF THE BOARD OF DIRECTORS OF ROCKDALE HAS AGREED TO VOTE THOSE SHARES OF ROCKDALE COMMON STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE AGREEMENT AND THE PLAN. In approving the Merger, Rockdale's directors considered Rockdale's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal advice concerning the proposed Merger. See "Description of the Transaction--Background of and Reasons for the Merger."

EFFECTIVE DATE

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Certificate of Merger is issued by the Georgia Secretary of State and becomes effective. Unless otherwise agreed upon by Regions and Rockdale, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the first business day following the last to occur of: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Rockdale stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1996, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of Rockdale a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Rockdale Common Stock for certificates representing shares of Regions Common Stock. ROCKDALE STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

    The Merger is subject to approval by the Federal Deposit Insurance Corporation (the "FDIC") and the Department of Banking and Finance of the state of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of the Georgia Department and the FDIC will be given or as to the timing or conditions of such approvals.

    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Rockdale stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both Rockdale and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by December 31, 1996, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Rockdale will continue to operate as a commercial bank under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Rockdale's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Rockdale generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits, and treatment of outstanding options to acquire Rockdale Common Stock. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things: (i) the Merger will constitute a reorganization within of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); the exchange in the Merger of Rockdale Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of Rockdale with respect to such exchange, except to the extent of any cash received; (iii) the exchange or conversion by the stockholders of Rockdale of their Rockdale Options for options with respect to Regions Common Stock, as contemplated by Section 3.6 of the Agreement, will not give rise to any gain or loss to such stockholders with respect to such exchange; (iv) each of Rockdale, Regions, and Regions Bank will be a party to the reorganization within the meaning of section 368(b) of the Code; and (v) gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, ROCKDALE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

        On the Effective Date, Rockdale stockholders, whose rights are governed by the Financial Institutions Code of Georgia, the Georgia Act, and by Rockdale's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

    The rights of Regions stockholders differ from the rights of Rockdale stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

    Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. Rockdale Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates,
(i) the last sale price of Regions Common Stock, (ii) the sale price in the last known transaction of purchase and sale of Rockdale Common Stock, which occurred on March 1, 1996, and (iii) the equivalent per share price (as explained below) of Rockdale Common Stock. The indicated dates of March 12, 1996, and _______, 1996 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of Rockdale by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.

                                                                                EQUIVALENT
                                                                                    PER
                                                                                SHARE PRICE
                                       REGIONS              ROCKDALE           OF ROCKDALE
MARKET PRICE PER SHARE AT:          COMMON STOCK          COMMON STOCK         COMMON STOCK
- --------------------------          ------------          ------------         ------------
March 12, 1996                     $ 45.50                   $ 18.00             $  23.44
        , 1996

    The equivalent per share price of Rockdale Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of .515116. Stockholders are advised to obtain current market quotations for Regions Common Stock and Rockdale Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and Rockdale, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Rockdale Common Stock, giving effect to the Merger. The Regions and Rockdale pro forma combined information and the Rockdale pro forma Merger equivalent information give effect to the Merger on a purchase accounting basis and assume an Exchange Ratio of .515116. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and Rockdale, including the respective notes thereto. Regions' historical information has been restated to give effect to the combination of First National Bancorp with Regions, effected March 1, 1996, and accounted for as a pooling of interests. See "Documents Incorporated by Reference," and "--Selected Financial Data."


                                                 THREE MONTHS ENDED
                                                     MARCH 31,                     YEAR ENDED DECEMBER 31,
                                                  ---------------          --------------------------------------
                                                    1996        1995            1995        1994        1993
                                                    ----        ----            ----        ----        ----
                                                      (Unaudited)
                                                                               (Unaudited except Regions and
                                                                                    Rockdale historical)
NET INCOME PER COMMON SHARE
Regions historical  . . . . . . . . . . . . . .   $  .85     $  .81          $ 3.21      $ 3.10      $ 2.81
Rockdale historical   . . . . . . . . . . . . .      .39        .38            1.65        1.19         .77
Regions and Rockdale pro forma combined(1)  . .      .85                       3.21
Rockdale pro forma Merger equivalent(2) . . . .      .44                       1.65
DIVIDENDS DECLARED PER COMMON
SHARE
Regions historical  . . . . . . . . . . . . . .   $  .35     $  .33          $ 1.32      $ 1.20      $ 1.04
Rockdale historical . . . . . . . . . . . . . .      .30        .25             .60         .38         .15
Rockdale pro forma Merger equivalent(3) . . . .      .18        .17             .68         .62         .54
BOOK VALUE PER COMMON SHARE
(PERIOD END)
Regions historical  . . . . . . . . . . . . . .   $23.84     $21.92          $23.38      $21.26      $19.85
Rockdale historical.  . . . . . . . . . . . . .    13.36      11.93           13.22       11.34       11.56
Regions and Rockdale pro forma combined(4)  . .    23.85
Rockdale pro forma Merger equivalent(2) . . . .    12.29

- ---------------------
(1) Represents the combined results of Regions and Rockdale as if the Merger were consummated on January 1, 1995, and were accounted for as a purchase.
(2) Represents pro forma combined information multiplied by the Exchange
    Ratio of .515116 of a share of Regions Common Stock for each share of Rockdale Common Stock.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of .515116 of a share of Regions Common Stock for each share of Rockdale Common Stock.
(4) Represents the combined information of Regions and Rockdale as if the Merger were consummated on March 31, 1996, and were accounted for as a purchase.

SELECTED FINANCIAL DATA

    The following tables present certain selected historical financial information for Regions and Rockdale. The data for Regions have been restated to give effect to the combination with First National Bancorp consummated on March 1, 1996, which was accounted for as a pooling of interests. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and Rockdale incorporated by reference or included herein. Interim unaudited data for the three months ended March 31, 1996 and 1995 of Regions and Rockdale reflect, in the opinion of the respective managements of Regions and Rockdale, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

Selected Historical Financial Data of Regions


                                                THREE MONTHS
                                              ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                                           ---------------------      -----------------------------------------------------------
                                              1996         1995        1995         1994         1993         1992          1991
                                              ----         ----        ----         ----         ----         ----          ----
                                                 (Unaudited)
                                                              (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income . . . . . . . .$   329,005    $ 299,945  $ 1,259,600   $   991,693  $   746,544  $   737,094   $  778,848
  Total interest expense  . . . . . . .    165,119      147,415      635,336       436,157      296,195      324,420      428,083
  Net interest income . . . . . . . . .    163,886      152,530      624,264       555,536      450,349      412,674      350,765
  Provision for loan losses . . . . . .      6,874        5,050       30,271        20,580       24,695       39,367       34,879
  Net interest income after
       loan loss provision  . . . . . .    157,012      147,480      593,993       534,956      425,654      373,307      315,886
  Total noninterest income
       excluding security
       gains (losses) . . . . . . . . .     55,551       43,912      187,830       171,705      169,318      148,007      129,232
  Security gains (losses) . . . . . . .        131            7         (424)          344          831        2,353          (89)
  Total noninterest expense . . . . . .    135,008      116,229      487,461       442,376      383,130      343,279      302,795
  Income tax expense  . . . . . . . . .     24,892       24,920       96,109        84,109       66,169       56,405       41,502
  Net income  . . . . . . . . . . . . .$    52,794    $  50,250  $   197,829   $   180,520  $   146,504  $   123,983   $  100,732

PER SHARE DATA:
  Net income  . . . . . . . . . . . . .$       .85    $     .81  $      3.21   $      3.10  $      2.81  $      2.42   $     2.01
  Cash dividends  . . . . . . . . . . .        .35          .33         1.32          1.20         1.04          .91          .87
  Book value  . . . . . . . . . . . . .      23.84        21.92        23.38         21.26        19.85        17.13        15.47

OTHER INFORMATION:
  Average number of shares
  outstanding . . . . . . . . . . . . .     61,985       61,907       61,670        58,206       52,153       51,192       50,192

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets  . . . . . . . . . . . .$17,531,422  $16,200,279  $16,851,774   $15,810,076  $13,163,161  $10,457,676   $9,188,048
  Securities  . . . . . . . . . . . . .  4,120,997    3,296,536    3,863,781     3,346,291    2,993,417    2,255,732    2,076,199
  Loans, net of unearned income . . . . 11,864,356   11,412,740   11,542,311    10,855,195    8,430,931    6,657,557    5,726,818
  Total deposits  . . . . . . . . . . . 14,182,607   13,121,692   13,497,612    12,575,593   11,025,376    8,923,801    8,047,731
  Long-term debt  . . . . . . . . . . .    501,520      606,662      632,019       599,476      525,820      151,460       24,461
  Stockholders' equity  . . . . . . . .  1,482,790    1,358,964    1,429,253     1,286,322    1,106,361      886,116      779,002

PERFORMANCE RATIOS:
  Return on average assets (1). . . . .       1.24%        1.28%        1.21%         1.27%        1.38%        1.29%        1.15%
  Return on average stockholders'
       equity (1) . . . . . . . . . . .      14.51        15.38        14.29         15.26        15.76        15.04        13.58
  Net interest margin (1) . . . . . . .       4.22         4.31         4.21          4.37         4.77         4.85         4.58
  Efficiency (2)  . . . . . . . . . . .      60.49        57.94        58.79         59.44        60.23        59.62        60.92
  Dividend payout . . . . . . . . . . .      41.18        40.74        41.12         38.71        37.01        37.60        43.28

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income (1) . . .        .06%         .03%         .17%          .19%         .23%         .36%         .45%
  Problem assets to net loans and
       other real estate (3)  . . . . .        .61          .71          .59           .75         1.12         1.29         1.62
  Nonperforming assets to net loans
       and other real estate (4). . . .        .70          .76          .68           .80         1.28         1.39         1.74
  Allowance for loan losses to loans,
       net of unearned income . . . . .       1.41         1.34         1.38          1.32         1.48         1.51         1.34
  Allowance for loan losses to
       nonperforming assets (4) . . . .     200.73       175.18       202.55        164.48       115.88       107.97        76.76

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets . . . . . . . . .       8.56%        8.31%        8.44%         8.35%        8.76%        8.60%        8.49%
  Average loans to average deposits          84.75        86.68        86.12         79.90        76.41        71.59        72.34
  Tier 1 risk-based capital (5) . . . .      11.34        10.66        11.14         10.69        11.13        11.68        11.85
  Total risk-based capital (5). . . . .      14.30        14.23        14.61         14.29        13.48        14.44        13.19
  Tier 1 leverage (5) . . . . . . . . .       7.81         7.43         7.49          8.21        10.11         8.44         8.40

- ---------------------------
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4)    Nonperforming assets include loans
         on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

Selected Historical Financial Data of Rockdale


                                         THREE MONTHS
                                       ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                                     -------------------    ---------------------------------------------------
                                       1996       1995       1995       1994        1993       1992       1991
                                       ----       ----       ----       ----        ----       ----       ----
                                        (Unaudited)
                                                  (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income . . . . . . $   923    $   850    $ 3,604     $ 2,870    $ 2,424    $ 2,281    $ 2,445
  Total interest expense  . . . . .     362        284      1,306         986        864        957      1,309
  Net interest income . . . . . . .     561        566      2,298       1,884      1,560      1,324      1,136
  Provision for loan losses . . . .      --         10         20          50        110        126        166
  Net interest income after
       loan loss provision  . . . .     561        556      2,278       1,834      1,450      1,198        970
  Total noninterest income
       excluding security
       gains (losses) . . . . . . .      58         59        197         232        238        201        175
  Security gains (losses) . . . . .      --         --         --          38         --          1         --
  Total noninterest expense . . . .     297        300      1,100       1,123      1,069      1,071        923
  Income tax expense  . . . . . . .     116        117        511         364        223        105         69
  Net income  . . . . . . . . . . . $   206    $   198    $   864     $   617    $   396    $   224    $   153

PER SHARE DATA:
  Net income  . . . . . . . . . . . $   .39    $   .38    $  1.65     $  1.19    $   .77    $   .43    $   .30
  Cash dividends  . . . . . . . . .     .30        .25        .60         .38        .15         --         --
  Book value  . . . . . . . . . . .   13.36      11.93      13.22       11.34      11.56      10.95      10.51

OTHER INFORMATION:
  Average number of shares
    outstanding . . . . . . . . . .     524        519        520        517         517        517        517

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets  . . . . . . . . . . $47,894    $40,857    $46,221     $38,776    $36,838    $31,947    $30,853
  Securities held to maturity (1) .   5,718      2,416      5,914       2,421     10,548      8,771     10,028
  Securities available for sale . .   7,647      9,927      8,778       9,255         --         --         --
  Loans, net of unearned income . .  25,786     24,164     23,912      22,939     21,244     17,350     13,183
  Total deposits  . . . . . . . . .  40,657     34,432     38,957      32,707     30,639     26,125     25,207
  Stockholders' equity  . . . . . .   6,993      6,204      6,921       5,865      5,980      5,661      5,437

PERFORMANCE RATIOS:
  Return on average assets (2). . .    1.72%      1.94%      2.03%       1.59%      1.16%       .71%       .54%
  Return on average stockholders'
       equity (2) . . . . . . . . .   11.78      12.77      12.48       10.52       6.62       3.96       2.81
  Net interest margin (2) . . . . .    5.21       6.05       5.55        5.28       4.61       4.63       4.15
  Efficiency (3)  . . . . . . . . .      48         48         44          53         59         70         71
  Dividend payout . . . . . . . . .   76.92      65.79      36.36       31.93      19.48         --         --

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned
       income (2) . . . . . . . . .      --%        --%        --%        .09%        --%       .40%      1.06%
  Nonperforming assets to net loans
       and other real estate (4). .    1.31        .54       1.14        1.09       1.04       4.37       5.64
  Allowance for loan losses to loans,
       net of unearned income . . .    1.66       1.73       1.79        1.77       1.77       1.53       1.55
  Allowance for loan losses to
       nonperforming assets (4) . .  128.83     325.78     159.33      164.37     173.27        .36        .28

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets . . . . . . .   14.60%     15.18%     14.97%      15.12%     16.23%     17.72%     17.61%
  Average loans to average
       deposits . . . . . . . . . .   63.40      70.20      61.40       70.10      69.30      66.40      52.40
  Tier 1 risk-based capital (5) . .   20.34      22.83      24.04       24.98      23.87      29.75      27.82
  Total risk-based capital (5). . .   21.17      23.84      25.29       26.23      25.12      31.00      30.95
  Tier 1 leverage (5) . . . . . . .   14.75      15.91      15.75       15.99      16.23      17.72      17.77

- --------------------------
  (1) Prior to adoption of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994, all investment securities were accounted for on a held to maturity basis.
  (2)    Interim period ratios are annualized.
  (3) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                               THE ANNUAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of Rockdale Common Stock in connection with the solicitation by the Rockdale Board of Directors of proxies for use at the Annual Meeting, at which Rockdale stockholders will be asked to vote upon a proposal to approve the Agreement and the Plan. The Annual Meeting will be held at :00 .m., local time, on _______, 1996, at the main office of Rockdale, located at 1172 Old Salem Road, Conyers, Georgia, 30207.

     Rockdale stockholders are requested promptly to sign, date, and return the accompanying proxy card to Rockdale in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Annual Meeting will have the same effect as a vote against the Agreement and the Plan.

    Any Rockdale stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Rockdale a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Rockdale before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Annual Meeting. Any notice of revocation should be sent to Rockdale Community Bank, 1172 Old Salem Road, Conyers, Georgia, 30207, Attention: James R. Simpson, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary of Rockdale. The shares of Rockdale Common Stock represented by properly executed proxies received at or prior to the Annual Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND THE PLAN AND FOR APPROVAL OF EACH OF THE NOMINEES FOR DIRECTORS AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE ANNUAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE ANNUAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, Rockdale is unaware of any other matter to be presented at the Annual Meeting.

    Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Rockdale, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

  Rockdale stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

     Rockdale's Board of Directors has established the close of business on _______, 1996, as the Record Date for determining the Rockdale stockholders entitled to notice of and to vote at the Annual Meeting. Only Rockdale stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. Approval of the Agreement and the Plan will require the affirmative vote of the holders of at least two-thirds of the Rockdale Common Stock entitled to vote at the Annual Meeting, and not just two-thirds of the votes cast. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Merger, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Merger. As of the Record Date, there were approximately 420 holders of 523,614 shares of Rockdale Common Stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote. For information as to persons known by Rockdale to beneficially own more than 5.0% of the outstanding shares of Rockdale Common Stock as of the Record Date, see "Election of Directors of Rockdale--Information as to Nominees."

    The presence, in person or by proxy, of a majority of the outstanding shares of Rockdale Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Annual Meeting. For these purposes, shares of Rockdale Common Stock that are present, or represented by proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Merger. Once a quorum is established, approval of the Agreement and the Plan requires the affirmative vote of the holders of at least two-thirds of the Rockdale Common Stock entitled to vote at the Annual Meeting. In the election of directors, the nine nominees receiving the largest number of votes are elected.

    The directors and executive officers of Rockdale and their affiliates beneficially owned, as of the Record Date, 158,554 shares (or approximately 30.3% of the outstanding shares) of Rockdale Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Rockdale Common Stock. As of that date, no subsidiary of either Rockdale or Regions held any shares of Rockdale Common Stock in a fiduciary capacity for others, or as the result of debts previously contracted.

                         DESCRIPTION OF THE TRANSACTION

    The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan, which are attached as Appendices A and B, respectively, to this Proxy
Statement/Prospectus and are incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

    Each share of Rockdale Common Stock (excluding any shares held by Rockdale, Regions, or any Regions subsidiary, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into .515116 of a share of Regions Common Stock, subject to possible adjustment as described below under the caption "-- Possible Adjustment of Exchange Ratio." Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

    No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a Rockdale stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last full trading day prior to the Effective Date.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

    Under certain circumstances, the Exchange Ratio could be adjusted pursuant to certain provisions in the Agreement. Such an adjustment could occur only if Rockdale's Board of Directors elects by majority vote to terminate the Agreement pursuant to the provisions of the Agreement described below, and if Regions then elects to avoid termination by adjusting the Exchange Ratio. For purposes of the description of these provisions and their operation, the following definitions apply.

    "Determination Date" means the date of the Annual Meeting. "Average Closing Price" means the average closing sales price of Regions Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq National Market, ending on the Determination Date. "Index Ratio" means the quotient obtained by dividing the weighted average of the closing prices (the "Index Price") of 20 designated bank holding companies (the "Index Group") on the Determination Date by the Index Price on March 12, 1996, less .20. "Regions Ratio" means the quotient obtained by dividing the Average Closing Price by $42.125.

    If both (i) the Average Closing Price is less than $33.70, and (ii) the Regions Ratio is less than the Index Ratio, then Rockdale may elect not to effect the Merger at the original Exchange Ratio of .515116.

    In such case, Rockdale has the right to terminate the Agreement during the ten-day period commencing two days after the Determination Date by giving Regions prompt notice of that decision. Rockdale may withdraw its termination notice at any time during that ten-day period. During the five-day period after receipt of such notice, Regions has the option to increase the consideration payable to Rockdale stockholders by increasing the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $33.70 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and
(ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO. If Regions elects to adjust the Exchange Ratio, it must give Rockdale prompt notice of that election and of the adjusted Exchange Ratio, whereupon no termination shall have occurred pursuant to the Agreement and the Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

    These conditions reflect the parties' agreement that Rockdale's stockholders will assume the risk of declines in the value of Regions Common Stock to $33.70 per share. If the value of Regions Common Stock were to decline to an amount below $33.70 per share but the price of Regions Common Stock did not decline more than 20% in comparison to the stock prices of the group of comparable bank holding company stocks (the Index Group referenced above), then Rockdale's stockholders would continue to assume the risk of decline in the value of Regions Common Stock. Rockdale has the right to terminate the Agreement only when the price of Regions Common Stock declines to an amount below $33.70 per share and such decline exceeds by more than 20% the decline in value for the group of comparable bank holding companies over the same period.

    The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the numerical examples, the Exchange Ratio is
 .515116 and the Index Price is, as of March 12, 1996, $100.)

    (a) The first scenario occurs if the Average Closing Price is not less than $33.70. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no right on the part of Rockdale to terminate the Agreement and therefore no potential adjustment to the Exchange Ratio, even though the consideration to be received by Rockdale stockholders would have fallen from a pro forma $22.02 per share to as little as pro forma $17.36 per share.

    (b) The second scenario occurs if the Average Closing Price is less than $33.70, but does not decline by more than 20% than the decline in the Index Group. Under this scenario, there again would be no right on the part of Rockdale to terminate the Agreement and therefore no potential adjustment to the Exchange Ratio, even though the consideration received by Rockdale stockholders would have fallen from a pro forma $22.02 per share to something less than pro forma $17.36 per share.

    (c) The third scenario arises where the Average Closing Price is below $33.70 and the Regions Ratio is below the Index Ratio (i.e., Regions' stock price has declined by more than 20% relative to the price of shares of the Index Group). Under this scenario, Rockdale would have the right to terminate the Agreement and Regions would have the right, but not the obligation, to remove such termination right by adjusting the Exchange Ratio. In this case, the potential adjustment in the Exchange Ratio is designed to ensure that the Rockdale stockholders receive shares of Regions Common Stock having a value (based upon the Average Closing Price) that corresponds to not more than either a decline in the Regions Common Stock price to $33.70 per share or a 20% decline from the stock performance reflected by the Index Group.

    For example, if the Average Closing Price were $30.00, and the Index Price on the Determination Date were $93, the Regions Ratio would be .712 and would be below the Index Ratio (.73, or .93 - .20). In such a case, Rockdale could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal .5281, which represents the lesser of (a) .578647 [the result of dividing $17.359409 (the product of $33.70 and the .515116 Exchange Ratio) by the Average Closing Price ($30.00)] and (b)
 .5281 [the result of dividing the Index Ratio (.73) times .515116 by the Regions Ratio (.712)]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the Rockdale stockholders of pro forma $15.84 per share.

    If the Average Closing Price were $30.00, and the ending Index Price were $110, the Regions Ratio would be .712 and would be below the Index Ratio (.90, or 1.10 - .20). In such a case, Rockdale could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal
 .578647, which represents the lesser of (a) .578647 [the result of dividing $17.359409 (the product of $33.70 and the .515116 Exchange Ratio) by the Average Closing Price ($30.00)] and (b).651130 [the result of dividing the Index Ratio (.9) times .515116 by the Regions Ratio (.712)]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the Rockdale stockholders of pro forma $17.36 per share.

    Rockdale stockholders should be aware that the actual market value of a share of Regions Common Stock at the Effective Date and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Rockdale Common Stock may be more or less than the Average Closing Price. Rockdale stockholders are urged to obtain information on the trading value of Regions Common Stock that is more recent than that provided in this Proxy Statement/Prospectus. See "Comparative Market Prices and Dividends."

TREATMENT OF ROCKDALE OPTIONS

    The Agreement provides that all rights with respect to Rockdale Common Stock pursuant to stock options or stock appreciation rights granted by Rockdale under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Regions Common Stock, with the exercise price and number of shares of Regions Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio. The executive officers or directors of Rockdale that as of the date of this Proxy Statement/Prospectus hold outstanding options are Charles East, James Bradley Henry, Jr., and Mollye D. Parish, who hold exercisable options to purchase 5,400, 3,600, and 3,000 shares of Rockdale Common Stock, respectively.

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND OF THE MERGER. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

     Rockdale and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that Rockdale could obtain a fair price for its stockholders. Accordingly, Rockdale and Regions entered into negotiations which culminated in the Agreement.

    For several years, management and the Board of Directors of Rockdale had been considering possible future courses of action in light of Rockdale's strong capital position. Among the general possibilities under consideration were increasing the distributions to Rockdale's stockholders, by dividends or special distributions, and merging Rockdale with a larger financial institution.

    In 1995 management representatives of Rockdale held preliminary discussions with representatives of several financial institutions to explore the possibilities that might be available in terms of a merger with another institution. These discussions did not reach the level of active negotiations. One of the institutions with which Rockdale had contact of this nature was First National Bancorp of Gainesville, Georgia, whose President, Pete Miller, had several exploratory discussions with Rockdale President Charles East in mid-1995. Neither Rockdale nor First National Bancorp pursued further a possible merger transaction at that time.

    In October 1995, First National Bancorp entered into a definitive agreement with Regions under which First National Bancorp was merged with Regions on March 1, 1996. Early in 1996, Mr. Miller arranged for communications between Regions and Rockdale concerning a possible acquisition of Rockdale by Regions. Following meetings between Regions representatives and Rockdale representatives in Rockdale's office and in Regions' office in Birmingham, Alabama, and the exchange of certain financial and other information, Regions made a concrete proposal for Regions' acquisition of Rockdale. In its deliberations the Board of Directors of Rockdale found the proposal satisfactory. The definitive terms of the Agreement were negotiated and the Agreement was approved by the Boards of Directors of both Rockdale and Regions, and executed as of March 12, 1996.

     ROCKDALE'S REASONS FOR THE MERGER. In approving the Merger, the directors of Rockdale considered a number of factors. Without assigning any relative or specific weights to the factors, the Rockdale Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of Rockdale concerning the business, operations, earnings, asset quality, and financial condition of Rockdale, including compliance with regulatory capital requirements on an historical and prospective basis;

    (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of Rockdale Common Stock, the partial protection against a decline in the market value of Regions Common Stock, and the participation in any appreciation in value of Regions Common Stock;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Rockdale Common Stock for Regions Common Stock for federal and state income tax purposes; and

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

    The terms of the Merger were the result of arms-length negotiations between representatives of Rockdale and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Rockdale unanimously approved the Merger as being in the best interests of Rockdale and its stockholders. Each member of the Board of Directors of Rockdale has agreed to vote those shares those shares of Rockdale Common Stock over which such member has voting authority, other than in a fiduciary capacity, in favor of the Merger.

    Rockdale's Board of Directors unanimously recommends that Rockdale stockholders vote for approval of the Agreement.

    REGIONS' REASONS FOR THE MERGER. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

    (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Rockdale on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which Rockdale operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of Rockdale; and

    (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

EFFECTIVE DATE OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Certificate of Merger relating to the Merger is issued by the Georgia Secretary of State and becomes effective. Unless otherwise agreed upon by Regions and Rockdale, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the first business day following the last to occur of: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement and the Plan are approved by the requisite vote of Rockdale stockholders; or such later date within 30 days thereof as specified by Regions.

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Rockdale anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1996. However, delays in the consummation of the Merger could occur.

    The Board of Directors of either Regions or Rockdale generally may terminate the Agreement if the Merger is not consummated by December 31, 1996, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

    Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Rockdale a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Rockdale Common Stock for certificates representing shares of Regions Common Stock.

     ROCKDALE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Rockdale Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Rockdale Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, Rockdale stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their Rockdale Common Stock has been converted, regardless of whether such stockholders have surrendered their Rockdale Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered Rockdale certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

    After the Effective Date, there will be no transfers of shares of Rockdale Common Stock on Rockdale's stock transfer books. If certificates representing shares of Rockdale Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) approval of the Merger from the FDIC and the Georgia Department without any conditions or restrictions that would, in the reasonable good faith judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of all applicable waiting periods;

    (b) the approval of the Agreement and the Plan by the holders of at least two-thirds of the Rockdale Common Stock issued and outstanding;

    (c) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

    (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of Rockdale Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to Rockdale stockholders, except to the extent of any cash received; and

    (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

    Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and Rockdale of opinions of their respective counsel and certificates executed by their duly authorized officers as to compliance with the Agreement and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

    The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

    Regions and Rockdale are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

    The Merger requires the prior approval of the FDIC. In granting its approval, the FDIC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the FDIC finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the Merger may not be consummated until the 30th day, which may be shortened to the 15th day, following the date of FDIC approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

    The Merger also is subject to the approval of the Georgia Department. In its evaluation, the Georgia Department will take into account considerations similar to those applied by the FDIC.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and Rockdale approved by their respective Boards of Directors; provided, however, that after approval by the Rockdale stockholders, no amendment decreasing the consideration to be received by Rockdale stockholders may be made without the further approval of such stockholders.

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by Rockdale stockholders, under certain circumstances, including:

    (a) by the Board of Directors of either party upon final denial of any required regulatory approval, provided that the terminating party is not then in material breach of any provision of the Agreement, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under " -- Conditions to Consummation of the Merger" above;

    (b) by the Board of Directors of either party, if the holders of at least two-thirds of the shares of Rockdale Common Stock entitled to vote shall not have approved the Agreement and the Plan, provided that the terminating party is not then in material breach of any provision of the Agreement;

    (c) by mutual agreement of the Boards of Directors of Regions and Rockdale;

    (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement which meets certain standards specified in the Agreement; or

    (e) by the Board of Directors of either party if the Merger shall not have been consummated by December 31, 1996, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

    If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

    Each of Rockdale and Regions generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement and to consummate the Merger, or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either Rockdale or Regions prior to consummation of the Merger, as described below.

     ROCKDALE. Rockdale has agreed not to take certain action relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices) or, except as previously disclosed, forgiving any such indebtedness in excess of $25,000;
(iii) acquiring or exchanging any shares of its capital stock or paying any dividend or other distribution in respect of its capital stock except that Rockdale may, but shall not be legally obligated to, declare and pay semiannual cash dividends at a rate not in excess of $.30 per share or, under certain circumstances, a quarterly dividend at a rate not in excess of $.15 per share;
(iv) issuing or selling any additional shares of any Rockdale capital stock, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement or pursuant to the exercise of outstanding stock options); (v) adjusting, splitting, combining, or reclassifying any of its capital stock; (vi) making any material investment in any other entity; (vii) granting any increase in compensation or benefits to employees or officers (except as previously disclosed to Regions or as required by law), paying any bonus (except as previously disclosed to Regions or in accordance with any existing program or plan), entering into or amending any severance agreements with officers (except as previously disclosed to Regions), or granting any increase in compensation or other benefits to directors; (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate (except as previously disclosed to Regions and except for any amendment required by law); (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program (except as previously disclosed to Regions and except for any change required by law or advisable to maintain the tax qualified status of any such plan); (x) making any significant change in any accounting methods, principles, or systems of internal accounting controls (except in conformity to changes in generally accepted accounting principles ("GAAP")); (xi) commencing any litigation (except in accordance with past practices) or settling any litigation for money damages in excess of $25,000 or which imposes material restrictions upon the operations of Rockdale; or (xii) entering into, modifying, or terminating any material contract.

    In addition, Rockdale has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Rockdale also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, Rockdale has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

    REGIONS. The Agreement prohibits Regions, prior to the earlier of the Effective Date or the termination of the Agreement, from, without the prior written consent of a duly authorized officer of Rockdale, amending the Certificate of Incorporation of Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of Rockdale Common Stock.

MANAGEMENT FOLLOWING THE MERGER

    Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Agreement provides that Regions will, and will cause Rockdale to, maintain all rights of indemnification existing in favor of each person entitled to indemnification from Rockdale or any of its subsidiaries on terms no less favorable than the rights provided in the Certificate of Incorporation or Bylaws of Rockdale, as the case may be, or the rights otherwise in effect on the date of the Agreement, and that such rights will continue in full force and effect for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

    The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of Rockdale who become officers or employees of Regions, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Rockdale prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause Rockdale to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Rockdale and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under Rockdale's benefit plans.

    As described above under "--Treatment of Rockdale Options," the Agreement also provides that all rights with respect to Rockdale Common Stock pursuant to stock options or stock appreciation rights granted by Rockdale under its stock option and other stock-based compensation plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with its terms.

    As of the Record Date, directors and executive officers of Rockdale owned no shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

    By virtue of the provisions of the Financial Institutions Code of Georgia applicable to Georgia state banks and trust companies, the rights of stockholders who desire to dissent from the Merger are governed by the provisions of Chapter 2, Article 13 of the Georgia Act. Pursuant to such provisions, if the Merger is consummated, any holder of record of Rockdale Common Stock who (i) gives to Rockdale, prior to the vote at the Annual Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Date. The term "fair value" means the value of shares of Rockdale Common Stock immediately prior to the effectuation of the Merger, exclusive of any appreciation or depreciation in anticipation of the Merger, as defined in
Article 13 of the Georgia Act. The Fair Value of Rockdale Common Stock may be more or less than the consideration that a holder of such stock would be entitled to receive in the Merger. The following is a summary of the procedures to be followed by record holders of Rockdale Common Stock who wish to dissent from the Merger. A copy of the pertinent provisions of Chapter 2, Article 13 of the Georgia Act is reproduced as Appendix C to this Proxy Statement/Prospectus.

    A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies Rockdale in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders. Stockholders who hold their shares of Rockdale Common Stock in brokerage acocunts or other nominee forms and who wish to exercise dissenters' rights should consult with their brokers to determine the appropriate procedures for the making of demand for appraisal by such nominee.

    The written objection requirement referred to above will not be satisfied under the Georgia statutory provisions by merely voting against the Merger by proxy or in person at the Annual Meeting. Any holder of Rockdale Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Agreement and the Plan and will not be entitled to assert dissenters' rights of appraisal. In addition to not voting in favor of the Agreement and the Plan, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

    Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: Rockdale Community Bank, 1172 Old Salem Road, Conyers, Georgia, 30207, Attention: James R. Simpson, Corporate Secretary.

    If the Merger is authorized at the Annual Meeting, Rockdale or the surviving corporation must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of Rockdale Common Stock who have satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Date and must (i) state where the demand for payment must be sent and where and when certificates for shares of Rockdale Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which Rockdale or the surviving corporation must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and
(iv) be accompanied by a copy of Article 13 of the Georgia Act.

    A stockholder of record who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A record stockholder who does not demand payment or deposit such holder's shares certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under
Article 13.

    Except as described below, Regions Bank, the surviving corporation resulting from the Merger, must, within ten days of the later of the Effective Date or receipt of a payment demand, offer to pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Date. Such offer of payment must be accompanied by (i) certain recent Rockdale financial statements, (ii) the surviving corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated,
(iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Act, and (v) a copy of the Article 13 of the Georgia Act. If the stockholder accepts the surviving corporation's offer by written notice to the surviving corporation within 30 days after the surviving corporation's offer, payment must be made within 60 days after the later of the making of the offer or the Effective Date.

    If the Merger is not effected within 60 days after the date set for demanding payment and depositing share certificates, Rockdale must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the surviving corporation must send a new Dissenter's Notice and repeat the payment demand procedure described above.

    Section 14-2-1327 of the Georgia Act provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value or such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or
(ii) Rockdale, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under
Section 14-2-1327 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares. If the surviving corporation does not offer payment within ten days of the later of the Effective Date or receipt of a payment demand, then (i) the stockholder may demand the financial statements and other information required to accompany the surviving corporation's payment offer, and the surviving corporation must provide such information within ten days after receipt of the written demand, and (ii) the stockholder may notify the surviving corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

    If a demand for payment under Section 14-2-1327 remains unsettled, the surviving corporation must commence a nonjury equity valuation proceeding in the Superior Court of Rockdale County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting stockholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

    The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by
Article 13 of the Georgia Act.

    If the court finds that the services of attorneys for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting stockholders who were benefitted. No action by any dissenting stockholder to enforce dissenters' rights may be brought more than three years after the Effective Date, regardless of whether notice of the Merger and of the right to dissent was given by Rockdale or the surviving corporation in compliance with the Dissenters' Notice and payment offer requirements.

    The foregoing is a summary of the material rights of a dissenting stockholder of Rockdale, but is qualified in its entirety by reference to
Article 13 of the Georgia Act, included in Appendix C to this Prospectus/Proxy Statement. Any Rockdale stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Rockdale stockholders, except as indicated above or otherwise required by law.

    Any dissenting Rockdale stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "--Certain Federal Income Tax Consequences of the Merger."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR,

AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

    A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and Rockdale concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) The Merger will qualify as a reorganization within the of Section 368(a) of the Code. Each of Rockdale, Regions, and Regions Bank will be a party to a reorganization within the meaning of Section of 368(b) of the Code.

    (b) No gain or loss will be recognized by a Rockdale stockholder upon the receipt of Regions Common Stock solely in exchange for their shares of Rockdale Common Stock.

    (c) The basis of the Regions Common Stock received by a Rockdale stockholder in the transaction will, in each instance, be the same as the basis of the Rockdale Common Stock surrendered in exchange therefor.

    (d) The holding period of the Regions Common Stock received by a Rockdale stockholder (including the holding period of any fractional share interest) will include the holding period of the Rockdale Common Stock surrendered in exchange therefor, provided the Rockdale Common Stock was held as a capital asset on the date of the exchange.

    (e) The payment of cash in lieu of fractional shares of Regions Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Regions Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

    (f) No gain or loss will be recognized by the stockholders of Rockdale upon the exchange or conversion of their Rockdale Options for options with respect to Regions Common Stock, as contemplated by Section 3.6 of the Agreement.

    (g) Where solely cash is received by a Rockdale stockholder in exchange for his shares of Rockdale Comon Stock pursuant to the exercise of dissenters' rights of appraisal, such cash will be treated as having been received in redemption of his shares of Rockdale Common Stock, subject to the provisions and limitations of Section 302 of the Code.



    THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. ROCKDALE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a "purchase," as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Rockdale as of the Effective Date will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the Effective Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Rockdale.

EXPENSES AND FEES

    The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF THE REGIONS COMMON STOCK

    The Regions Common Stock to be issued to Rockdale stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Rockdale (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Annual Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements.

    Each person who Rockdale reasonably believes will be an affiliate of Rockdale has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    As a result of the Merger, holders of Rockdale Common Stock will be exchanging their shares of a Georgia banking corporation governed by the Georgia Banking Code and Rockdale's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of Rockdale stockholders and those of Regions stockholders. The differences deemed material by Rockdale and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Financial Institutions Code of Georgia and the Delaware GCL as well as to Regions' Certificate and Bylaws and Rockdale's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

    The provisions of Regions' Certificate and Bylaws described below under the headings, "Authorized Capital Stock," "Amendment of Certificate of Incorporation and Bylaws," "Classified Board of Directors and Absence of Cumulative Voting," "Removal of Directors," "Limitations on Director Liability," "Special Meetings of Stockholders," "Actions by Stockholders Without a Meeting," "Stockholder Nominations and Proposals," and "Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

    Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

    The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

    Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 62,185,402 shares were issued as of March 31, 1996, none of which were held as treasury shares. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

    The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

    Rockdale. Rockdale's authorized capital stock consists of 10,000,000 shares of Rockdale Common Stock, which is the only class of capital stock authorized and of which 523,614 shares were issued and outstanding as of the Record Date.

    Pursuant to the Rockdale Articles, Rockdale's Board of Directors may authorize the issuance of additional shares of Rockdale Common Stock without further action by Rockdale's stockholders. Rockdale's Articles, as amended, do not provide the stockholders of Rockdale with preemptive rights to purchase or subscribe to any unissued authorized shares of Rockdale Common Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

    Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

    The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

    Rockdale. The Georgia Banking Code generally provides that a Georgia bank's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. Rockdale's Articles do not provide for a higher or lower voting requirement except in two specific instances. First, a vote of 80% of the outstanding shares and two-thirds of the shares not owned by a related person is required to amend Article IX of the Articles, which relates to certain business combinations with related persons, unless certain conditions are met. See "--." Second, the same voting requirement is necessary to amend Article X of the Articles, which relates to the number of directors, removal of directors, and filling vacancies in the office of director.

    Under the Georgia Banking Code and Rockdale's Bylaws, the Bylaws may be amended by a majority vote of the board of directors or by the holders of a majority of the shares of Rockdale Common Stock entitled to vote in a election of directors. Moreover, in adopting or amending any Bylaw provision the stockholders may specify that such provision may be amended or repealed only by vote of the stockholders.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

    Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

    Rockdale. Rockdale's Articles do not provide for a classified board of directors and do not confer upon holders of Rockdale Common Stock cumulative voting rights.

REMOVAL OF DIRECTORS

    Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

    Rockdale. Pursuant to Rockdale's Articles, the entire board of directors or any individual director may be removed without cause by the affirmative vote of the holders of at least 80% of the outstanding shares of Rockdale Common Stock, or by the affirmative vote of the holders of at least two-thirds of Rockdale Common Stock not owned by a related person if the removal is sought by such related person.

LIMITATIONS ON DIRECTOR LIABILITY

    Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

    Rockdale. While the Georgia Act generally permits a corporation's articles of incorporation to relieve directors of liability for money damages for good faith conduct, the Articles do not include such a provision.

INDEMNIFICATION

    Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

    Rockdale. Rockdale's Bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

    Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

    Rockdale. Under the Bylaws of Rockdale, a special meeting of Rockdale stockholders may be called by the Board of Directors or upon written request of the holders of 50% of the shares of Rockdale Common Stock entitled to vote at a meeting of stockholders.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

    Rockdale. Under the Bylaws of Rockdale, action requiring or permitting stockholder approval may be approved by unanimous written consent of all stockholders entitled to vote at a meeting of stockholders.

STOCKHOLDER NOMINATIONS

    Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Corporate Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Corporate Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

    Rockdale. Rockdale's Articles and Bylaws do not include provisions pertaining to stockholder nominations and proposals.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

    Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

    Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

    Rockdale. The Articles provide that certain business combination transactions with any interested person may not be consummated unless approved by the affirmative vote of 80% of the outstanding shares of Rockdale Common Stock or of two-thirds of the outstanding Rockdale Common Stock not owned by the interested person. If certain conditions are met relating either to the nature and amount of the consideration to be received by Rockdale stockholders in a proposed transaction or to approval of a proposed transaction by Rockdale's board of directors, then the higher voting requirements do not apply and the transaction would require the approval of the holders of two-thirds of the outstanding voting stock under the Georgia bank merger statute.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

    Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect
(i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

    Rockdale. Under the Georgia Banking Code, the approval of the holders of at least two-thirds of the shares of Rockdale Common Stock entitled to vote at a meeting of stockholders is required to effect any merger, consolidation, or similar transaction, or to effect a disposition of substantially all the assets of Rockdale.

DISSENTERS' RIGHTS OF APPRAISAL

    Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through
(c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

    Rockdale. The rights of appraisal of dissenting stockholders under Georgia law are generally similar to those afforded under the Delaware GCL. For a detailed description of the dissenters' rights of holders of Rockdale Common Stock, see "Description of the Transaction--Dissenting Stockholders."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

    Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

    Rockdale. Pursuant to the Georgia Banking Code, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, stockholder lists, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect other corporate records.

DIVIDENDS

    Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

    Rockdale. As a Georgia state bank, Rockdale is subject to various statutory and regulatory restrictions on the payment of dividends to its stockholders. In general, Rockdale may pay dividends only out of retained earnings, and only if the payment would not cause Rockdale to have less than adequate capital under state and federal bank regulatory capital requirements. See "Certain Regulatory Considerations--Payment of Dividends."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." Rockdale Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market and the cash dividends declared per share of Regions Common Stock and Rockdale Common Stock for the indicated periods. Based on actual transactions of which Rockdale management is aware, since January 1, 1994, purchases and sales of Rockdale Common Stock have occurred in a price range of $13.50 to $18.00 per share. Over such period, however, there have only been a limited number of such transactions, and no assurance can be given that the stated price range represents the actual market value of the Rockdale Common Stock.


                                             REGIONS                                       ROCKDALE
                                    PRICE RANGE    CASH DIVIDENDS                       CASH DIVIDENDS
                                    -----------       DECLARED                             DECLARED
                                   HIGH      LOW     PER SHARE                            PER SHARE
                                   ----      ---     ---------                            ---------
1994
First Quarter   . . . . . .     $ 33.50  $  30.13      $ .30                                 $  --
Second Quarter  . . . . . .       36.13     30.50        .30                                   .20
Third Quarter   . . . . . .       36.75     34.63        .30                                    __
Fourth Quarter  . . . . . .       35.00     29.75        .30                                   .18

1995
First Quarter   . . . . . .       36.50     31.63        .33                                   .25
Second Quarter  . . . . . .       37.44     34.50        .33                                    --
Third Quarter . . . . . . .       41.25     37.00        .33                                    --
Fourth Quarter  . . . . . .       44.88     39.63        .33                                   .35

1996
First Quarter   . . . . . .       48.00     40.75        .35                                   .30
Second Quarter (through
         )  . . . . . . . .                              .35                                    --

    On _______, 1996, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of Rockdale Common Stock in the last known transaction, which occurred on March 1, 1996, were $_______ and $18.00, respectively. On March 12, 1996, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last known price of Rockdale Common Stock, were $45.50 and $18.00, respectively.

    The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

    Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly First Alabama Bank. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

    It has been Rockdale's recent policy to pay semiannual cash dividends of between 30% to 40% of the previous fiscal years net earnings. Rockdale is not aware of any circumstance that would cause an immediate change in its current dividend policy if the Merger is not consummated, however, Rockdale's future dividend policy will depend on its results of operations, capital needs and other factors. There can be no assurance that Rockdale will pay cash dividends indefinitely into the future or as to the amount of cash dividends to be paid.

                              BUSINESS OF REGIONS

GENERAL

    Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 353 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of March 31, 1996. At that date, Regions had total consolidated assets of approximately $17.5 billion, total consolidated deposits of approximately $14.2 billion and total consolidated stockholders' equity of approximately $1.5 billion. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, and investment brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions are located, based on March 31, 1996 information:

                               NUMBER OF              TOTAL               TOTAL
                            BANKING OFFICES           ASSETS             DEPOSITS
                            ---------------           ------             --------
                                                           (In thousands)
Alabama . . . . . .               181          $ 10,717,943          $ 8,330,187
Florida . . . . . .               36              1,225,590            1,102,605
Georgia . . . . . .               71              3,569,536            2,995,178
Louisiana . . . . .               41              2,049,759            1,626,968
Tennessee . . . . .               24                485,584              433,493

    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

    Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

    Recent Acquisition. Since March 31, 1996, Regions has completed the acquisition of First Federal Bank of Northwest Georgia, Federal Savings Bank, located in Cedartown, Georgia, with total assets of approximately $90 million. The consideration for this acquisition, which was accounted for as a pooling of interests, consisted of Regions Common Stock having an approximate value on the date of acquisition of $17.1 million.

    Other Pending Acquisitions.  As of the date of this Proxy
Statement/Prospectus, Regions has pending four acquisitions in addition to Rockdale, certain aspects of which transactions are set forth below:

                                                                             CONSIDERATION
                                                                         ---------------------
                                                                APPROXIMATE
                                                          -----------------------
                                                                                                  ACCOUNTING
                      INSTITUTION                          ASSET SIZE      VALUE        TYPE      TREATMENT
                      -----------                          ----------      -----        ----      ---------
                                                                (In millions)
First Gwinnett Bancshares, Inc., located in               $     68       $   13       Regions      Purchase
Norcross, Georgia (the "First Gwinnett Acquisition")                                  Common
                                                                                       Stock


Delta Bank & Trust Company, located in Belle                   206           34       Regions      Purchase
Chasse, Louisiana (the "Delta Acquisition")                                           Common
                                                                                       Stock

American Bancshares of Houma, Inc., located in                  88           17       Regions      Purchase
Houma, Louisiana (the "Houma Acquisition")                                            Common
                                                                                       Stock

Allied Bankshares, located in Thomson, Georgia                 562          136       Pooling of
(the "Allied Acquisition")                                                            Interests
                                                          --------      -------

                      Totals                              $    924       $  200
                                                            ======        =====


    The First Gwinnett Acquisition, the Delta Acquisition, the Houma Acquisition, and the Allied Acquisition are referred to in this Proxy Statement/Prospectus as the "Other Pending Acquisitions." Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, and of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

    Pro forma information giving effect to the recent acquisition described above and the Other Pending Acquisitions are not considered material in relation to Regions' financial condition and results of operations.

    Regions has purchased, in the open market, approximately 1.8 million shares of Regions Common Stock to be issued in the Merger, the First Gwinnett Acquisition, the Delta Acquisition, and the ABH Acquisition.



                 ROCKDALE MANAGEMENTS' DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Rockdale's results of operation are primarily affected by its net interest income. Net interest income is defined as interest and fees on loans and investments, less interest expense on deposits. Interest from loans and investments is a function of the average balance outstanding during the period and the average rates earned. Rockdale's cost of funds is a function of the average rates paid on such deposits. Non-interest income, such as service charges and other fees, also affect income. Rockdale's net income is further affected by the level of other expenses such as employee compensation and benefits, occupancy and equipment cost, insurance, supplies and other operating expenses.

INTEREST RATE SENSITIVITY

    The relationship between earning assets and interest-bearing liabilities considered to be interest rate sensitive within given maturity ranges is called the asset or liability funding gap, depending on whether such earning assets exceed or are exceeded by interest-sensitive liabilities.

    Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period. At December 31, 1995, approximately 74% of earning assets and 94% of the funding for these earning assets were scheduled to be repriced to current market rates at least once during 1996.

    The accompanying table shows Rockdale's rate sensitive position at December 31, 1995, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rate in subsequent periods). Over the next 12 months approximately $1.5 million more earning assets than interest-bearing liabilities can be repriced to current market rates at least once. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1995 was 1.05, indicating a "asset sensitive" position.

                       INTEREST RATE SENSITIVITY ANALYSIS
                            AS OF DECEMBER 31, 1995

                                                          0-90           91-365         Over
                                                          Days            Days         1 Year           Total
                                                          ----           ------        ------           -----
Earning Assets:
  Loans                                                 $17,892         $ 1,386        $ 4,634         $23,912
  Securities                                              8,083             641          5,968          14,692
  Funds Sold                                              2,870               0              0           2,870

Total Earning Assets                                     28,845           2,027         10,602          41,474

Interest-Bearing Liabilities
  Interest Bearing Deposits                              22,021           7,253          1,718          30,992

Interest Sensitivity Gap                                $ 6,824        $ (5,226)       $ 8,884         $10,482

Cumulative Gap at
  December 31, 1995                                     $ 6,824         $ 1,598        $10,482

Cumulative Gap at
  December 31, 1994                                     $ 4,995         $   793        $ 8,829

EFFECTS OF INFLATION

    Rockdale's financial statements and related data have been prepared in accordance with generally accepted accounting principles that require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, non-interest expenses do reflect general levels of inflation.

CAPITAL RESOURCES AND LIQUIDITY

    Rockdale is categorized as a "well-capitalized" bank under FDIC guidelines for purposes of assessing deposit insurance premiums. At March 31, 1996 Rockdale's Tier 1 capital ratio and leverage capital ratio were 20.34% and 14.75%, respectively. See "Certain Regulatory Considerations--Capital Adequacy." From December 31, 1994 to December 31, 1995, stockholders' equity increased by $1,056,000 or 18% to $6,921,000.

    Rockdale's principal sources of funds are deposits, loan repayments, proceeds from sales of mortgage-backed securities and investment securities, investment security maturities, other borrowings, and retained earnings. Rockdale's average liquidity level as of December 31, 1995 was 45.2% compared to 35.9% as of December 31, 1994. Rockdale's liquidity has been considered adequate and satisfactory at all times.

PROBLEM ASSETS AND ASSET CLASSIFICATION

    Loans are reviewed on a regular basis and are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Generally, this occurs when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

    Real estate acquired by Rockdale as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated cost to sell. Any writedown of the property subsequent to acquisition is charged to operations.

    The following table presents information concerning loans with risk elements. Risk elements include (i) loans accounted for on a nonaccrual basis,
(ii) accruing loans which are contractually past due 90 days or more as to principal or interest payments, and (iii) real estate acquired through foreclosures or repossessions.

                              Nonperforming Assets


                                                                              December 31,
                                                         ------------------------------------------------------
                                                           1995       1994        1993       1992         1991
                                                           ----       ----        ----       ----         ----
                              (Dollars in thousands)

Nonperforming assets:
Loans accounted for on a nonaccrual basis                  $191       $ 13        $ 16       $610         $523
Accruing loans which are contractually
  past due 90 days or more as to
  principal or interest payments                             77         27          21         52            0
Real estate acquired through foreclosure
  or repossession (other real estate)                         0        207         180         85          210
                                                            ---        ---         ---        ---          ---
    Total                                                  $268       $247        $217       $747         $733
                                                            ===        ===         ===        ===          ===

ALLOWANCE FOR POSSIBLE LOSSES ON LOANS AND REAL ESTATE

    In making loans, Rockdale recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the credit worthiness of the borrower over the term of the loan, and, in the case of a secured loan, the quality of the security for the loan.

    It is management's policy to maintain adequate allowances for estimated losses on loans and real estate acquired. Such allowances are based on, among other things, estimates of the historical loan loss experience, evaluation of economic conditions in general and in various sectors of Rockdale's customer base, and periodic reviews of loan portfolio quality by Rockdale's personnel. Specific allowances are provided for individual loans where the ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the loan or guarantees, if applicable.

    The following analysis sets forth information with respect to Rockdale's loan loss experience and allowance for loan losses for the periods indicated.

            ALLOWANCE FOR LOAN LOSSES AND OTHER SELECTED STATISTICS
                             (Dollars in Thousands)


                                                                            December 31,
                                                      -------------------------------------------------------
                                                         1995       1994        1993       1992        1991
                                                         ----       ----        ----       ----        ----
Allowance for Possible Loan Losses:
  Balance at beginning of year                        $   406    $   376     $   266    $   205     $   171
  Charge-Offs                                               5         24           2         72         143
  Recoveries                                                6          4           2          7          11
                                                            -          -           -          -          --
    Net Charge-Offs                                        (1)        20           0         65         132
Provision Charged to Expense                               20         50         110        126         166
                                                      -------    -------     -------    -------     -------
  Balance at End of Year                              $   427    $   406     $   376    $   266     $   205
                                                      =======    =======     =======    =======     =======

Average Loans                                         $22,240    $22,504     $20,777    $16,221     $12,501
Total Loans                                            23,912     22,939      21,244     17,350      13,183

Net Charge-Offs to
Average Loans                                              --%       .09%        --%        .40%       1.06%

Allowance for Loan Losses
to Total Loans                                           1.79       1.77        1.77       1.53        1.55

Allowance for Loan Losses
to Non-Accruing Loans                                  223.56   3,123.08    2,350.00      43.61       39.20

Net Charge-Offs (Recoveries) to
Allowance for Loan Losses                                (.23)      4.93          --      24.44       64.39

Recoveries to
Charge-Offs                                            120.00      16.67      100.00       9.72        7.69

RESULTS OF OPERATIONS

Comparison of the Fiscal Years Ended December 31, 1995 and December 31, 1994

Net Income

    Rockdale's net income was $864,000 for the year ended December 31, 1995, an increase of $247,000 or 40% from $617,000 for the prior year. This increase was due principally to increased interest income on commercial loans.

Interest Income

    Interest income increased by $734,000 from $2,870,000 for the year ended December 31, 1994 to $3,604,000 for the year ended December 31, 1995. The increase was due primarily to higher rates on commercial loans and U.S. Government securities.

Interest Expense

    Interest expense increased by $320,000 from $986,000 at December 31, 1994 to $1,306,000 at December 31, 1995. This increase is principally due to increased deposits, and an increase in interest rates paid on deposits.

Provision for Loan Losses

    In establishing its provision for loan losses, management reviews loans for which full repayment may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral. In accordance with Rockdale's Classification of Assets Policy, management performs a detailed monthly review and critical analysis which determines the percentage of risk and the amount needed in the loan loss provision. The loan loss reserve at December 31, 1995 was $427,000 which was 1.79% of outstanding loans.

Other Income

    Noninterest income decreased by $35,000 to $197,000 for the year ended December 31, 1995, compared to $232,000 for the previous year. The decrease was principally due to reduced service charges collected on deposit accounts, principally insufficient fund charges.

Other Expenses

    Noninterest expenses decreased by $23,000 to $1,100,000 for the year ended December 30, 1995, compared to $1,123,000 for the previous year.

Comparison of the Three Months Ended March 31, 1996 to the Three Months Ended March 31, 1995

    Rockdale enjoyed an increased level of net income in the first quarter of 1996 compared to the first quarter of 1995. Through the first three months of 1996, Rockdale earned $206,000 compared to $198,000 for the prior year first quarter, an increase of 4.0%. This was a return on assets of 1.72% annualized compared to 1.94% in 1995. Interest income increased from $850,000 to $923,000 or 8.6%, while interest expense increased from $284,000 to $362,000, or 27.5%. The increased expense was partially offset by no loan loss provision in the 1996 first quarter compared to a $10,000 loan loss provision in the 1995 first quarter. Non-interest income declined slightly from $59,000 to $58,000 or $1,000 and non-interest expense also declined $3,000 from $300,000 to $297,000.

    The bank enjoyed healthy growth on the balance sheet in first quarter 1996 compared to the same quarter in 1995. Total deposits grew from $34,432,000 to $40,657,000, or 18.1%. Loan growth was much more moderate with gross loans growing from $24,164,000 to $25,786,000, or 6.7%. The rest of this deposit growth was absorbed by Federal Funds Sold ($3 million) and the investment portfolio ($1 million).

    The bank's capital accounts also enjoyed healthy growth due, in part, to the recapture of market depreciation in the available-for-sale investment portfolio ($233,000). Stockholder's equity increased from $6,204,000 to $6,993,000, or 12.7%. This growth in capital was net of payment of over $340,000 in dividends.

                              BUSINESS OF ROCKDALE

GENERAL

    Rockdale is a state-chartered commercial bank organized under the laws of the state of Georgia with its one office located in Conyers, Georgia, through which it provides a range of retail banking services. At March 31, 1996, Rockdale had total consolidated assets of approximately $47.9 million, total consolidated deposits of approximately $40.7 million, and total consolidated stockholders' equity of approximately $7.0 million. Rockdale's principal executive office is located at 1172 Old Salem Road, Conyers, Georgia, 30207 and its telephone number at such address is (770) 922-6510.


EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer during 1995 and previous years. No other executive officer of Rockdale earned annual compensation exceeding $100,000 or otherwise requiring disclosure.

                           Summary Compensation Table




                                            ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                      --------------------------------- -------------------------------
                                                                                 AWARDS       PAYOUTS
                                                              OTHER     --------------------  -------      ALL
                                                              ANNUAL     RESTRICTED                       OTHER
                                                           COMPENSATION     STOCK  OPTIONS/     LTIP   COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR  SALARY(1)  BONUS      (2)        AWARDS  SAR (NO.)  PAYOUTS      (3)
- ---------------------------         ----  ---------  ----- ------------    ------  ---------  -------  -----------
Charles D. East                     1995  $94,500      0     $3,750          n/a       0        n/a       $9,450
  President and Chief               1994   90,000    7,500    3,665          n/a       0        n/a         0
  Executive Officer                 1993   84,000    5,000    3,465          n/a       0        n/a         0

(1) Amounts shown do not include amounts for employee benefits (including group life and health insurance) that are generally available to all salaried employees.

(2) Directors fees and club dues.

(3) Contributions by the Bank to the profit sharing retirement plan and 401(k) plan.


                      ELECTION OF DIRECTORS OF ROCKDALE

                                  (PROPOSAL 2)

GENERAL

    Directors of Rockdale are elected for a term of one year. The number of Directors is currently set at nine. Each stockholder of Rockdale is entitled to one vote for each share of Rockdale's Common Stock held. There is no cumulative voting rights in the election of Directors.

    It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of the designated nominees. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve, but, if that should occur before the Annual Meeting, it is intended that the Proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

    The directors of Rockdale will not serve as directors of Regions Bank after the Merger, and their service as directors of Rockdale will cease on the Effective Date. If for any reason the Merger is not consummated, the directors of Rockdale will continue in office for the completion of their terms and until their successors are elected and qualified.


INFORMATION AS TO NOMINEES

     The following table sets forth the names and certain information with respect to each of the nominees for Director.

                                                                        AMOUNT AND NATURE
                                         POSITIONS WITH                   OF BENEFICIAL             PERCENT OF
NAME OF NOMINEE                                ROCKDALE                   OWNERSHIP (1)              CLASS (2)
- ---------------                         ----------------------            -------------              ---------
Troy A. Athon                       Chairman of the Board                      36,375 (3)               6.9

Charles D. East                     President and Director                     35,575(4)                6.8

Harrill L. Dawkins                  Director                                    2,200                    *

James E. Florence                   Director                                    5,000                    *

William W. Lavigno, III             Director                                   21,000                   4.0

William C. Mangum, Jr.              Director                                   16,604(5)                3.1

Ronald A. Mercer                    Director                                   14,400                   2.7

Herbert A. Peavy, Jr.               Director                                   21,650 (6)               4.1

James R. Simpson                    Director and Secretary                      5,250                   1.0

James Bradley Hendry, Jr.           Vice President and                            500                    *
                                    Senior Loan Officer

Mollye D. Parish                    Vice President and Cashier                    --                     *

All executive officers and                                                    158,554                  30.3
Directors as a group (11 persons)

(1) Except as noted, includes shares held by spouses and minor children. Does not include the following shares that may be acquired upon the exercise of options that are currently exercisable: Mr. East, 5,400 shares; Mr. Hendry, 3,600 shares; and Ms. Parish, 3,000 shares.

(2) Asterisk (*) indicates percentage ownership of less than 1.0% of the outstanding Rockdale Common Stock.

(3) Includes 2,000 shares owned by Mr. Athon's spouse, for which Mr. Athon disclaims beneficial ownership.

(4) Includes 2,400 shares owned by Mr. East's spouse, for which Mr. East disclaims beneficial ownership.

(5)  Includes 250 shares held jointly with Mr. Mangum's brother.

(6)  Includes 300 shares held by Mr. Peavy's spouse, for which Mr.
     Peavy disclaims beneficial ownership, but excludes shares held jointly by Mr. Peavy's spouse and mother-in-law.


    The only persons known by Rockdale to be beneficial owners, as defined by Rule 13d-3 promulgated by the SEC under the Exchange Act, of more than 5.0% of the outstanding shares of Rockdale Common Stock, are Mr. Athon and Mr. East, whose beneficial ownership of Rockdale Common Stock is indicated in the table above.

    Troy A. Athon is the Chief Executive Officer and owner of Geriatric Health Services, a chain of nursing homes. He also currently serves as Vice Chairman of the Georgia Nursing Home Association and previously served as a state representative in the Georgia General Assembly.

    Harrill L. Dawkins has been Chairman of the State Board of Workers Compensation and Chief Appellate Judge and Administrator of the Georgia Workers Compensation System since 1992. Previously, Mr. Dawkins was in the private practice of law and served as a state senator in the Georgia General Assembly.

    Charles D. East has been the Chief Executive Officer of Rockdale since the Bank's organization in 1988. Prior to becoming an organizer and the President of Rockdale, he was Senior Vice President and Comptroller of the Federal Reserve Bank of Atlanta.

    James E. Florence is a real estate broker and founder of Jim Florence & Company, a company engaged in the real estate construction, brokerage and appraisals business since 1981.

    William W. Lavigno, III is a lawyer in private practice in Conyers, Georgia for more than 20 years. In addition to his private law practice, Mr. Lavigno has served as a Rockdale County Juvenile Court Judge.

    William C. Mangum, Jr. was Executive Director of the Nonpublic Postsecondary Education Commission from 1993 until his retirement at the end of 1995. Prior to 1993, he was employed by the Atlanta Public Schools. From 1982 to 1992, Mr. Mangum also was a state representative in the Georgia General Assembly.

    Ronald A. Mercer has been Vice President and Sales Manager of the National Graphics Printing Company in Decatur, Georgia since 1970.

    Herbert A. Peavy, Jr. has been President of J.O. King, Inc., a manufacturer of fasteners, for the past five years. He was also owner of Medical Arts Health, Inc., a distributor of prepackaged prescriptions to nursing homes, until January 1996.

    James R. Simpson is an insurance consultant with the State Board of Workers Compensation. From 1975 to 1993, he owned and operated an insurance agency in Conyers.

VOTE REQUIRED

    Election of directors will require the presence of a quorum at the Annual Meeting, and the nine nominees with the highest number of votes will be elected as directors.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                   ELECTION OF THE NINE PERSONS NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors conducts business through meetings of the Board and through its committees. During the fiscal year ended December 31, 1995, the Board of Directors held 11 meetings. No Director attended less than 75 percent of the aggregate of the meetings of the Board of Directors and meetings of the committees on which the Director served.

    The Board of Directors has 5 active standing committees consisting of the Executive, Audit, Investment, Loan and Compensation Committees.

DIRECTOR COMPENSATION

    Directors of Rockdale receive a fee of $275 per meeting, and members of the Loan Committee receive $50 for each Loan Committee meeting attended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Directors and officers of Rockdale and their associates were customers of, and had transactions with, Rockdale in the ordinary course of business during 1995; additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments from Rockdale, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

    While Rockdale is not aware of any other matters to be brought before the stockholders at the Annual Meeting, other items of business could be raised properly at the Annual Meeting. Any matter properly raised at the Annual Meeting would be addressed and could be acted upon.

                       CERTAIN REGULATORY CONSIDERATIONS

    The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Rockdale. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1995. See "Documents Incorporated by Reference."

GENERAL

    Regions is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act. As such, Regions and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, Regions is also registered with the OTS under the Home Owners Loan Act, as amended, and is subject to the regulation, supervision, examination, and reporting requirements of the OTS.

    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

    The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

    The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any

Alabama-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. As of the date of this Proxy Statement/Prospectus, none of the states in which the banking subsidiaries of Regions are located has either moved up the date after which interstate branching will be permissible or "opted out." Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its bank subsidiaries into a single bank with interstate branches following that date.

    The BHC Act generally prohibits Regions from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

    Each of the subsidiary depository institutions of Regions is a member of the FDIC, and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over Rockdale and the subsidiary institutions of Regions (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the OTS in the case of federally-chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Comptroller of the Currency (the "OCC") in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

    Regions is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions, including cash flow to pay dividends to its stockholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions, as well as by Regions to its stockholders.

    As to the payment of dividends, Rockdale and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' subsidiaries that are thrift institutions are subject to the OTS'





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

capital distributions regulation, and those that are national banks are subject to the regulations of the OCC.

    If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

    At March 31, 1996, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $205 million, and Rockdale, without obtaining governmental approvals, could declare dividends to its stockholders of approximately $432,000.

    The payment of dividends by Rockdale, Regions and Regions' Subsidiary Institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Rockdale, Regions, and Regions' subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and the appropriate federal banking regulator in the case of Rockdale and each of Regions' subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1996, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 14.30% and 11.34%, respectively, and Rockdale's Total Capital and Tier 1 Capital Ratios were 21.17% and 20.34%, respectively.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and Rockdale's respective Leverage Ratios at March 31, 1996, were 7.81% and 14.75%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

    Rockdale and each of Regions' subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of March 31, 1996. Neither Rockdale, Regions, nor any of Regions' subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

    Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

    The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

    Under Federal Reserve policy, Regions is expected to act as a source of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is "critically undercapitalized." The federal banking agencies have specified by regulation the relevant capital level for each category.

    Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

    For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or nonbank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region"; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in





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

requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers;
(xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval.

    At March 31, 1996, Rockdale and all of the subsidiary depository institutions of Regions had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

    Pursuant to FDICIA, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaced a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

    Once the designated ratio for the BIF was reached in May 1995, the FDIC was authorized to reduce the minimum assessment rate below the 23 basis points and to set future assessment rates at such levels that would maintain the fund's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-member banks, starting with the second half of 1995, will pay assessments ranging from 4.0 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. Refunds with interest were paid for assessments for the month(s) after the month in which the designated reserve ratio for the BIF was reached. Subsequently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. At the same time, the FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

    By virtue of the BIF assessments being reduced, Regions' subsidiary banks realized savings of approximately $7.9 million pre-tax, during the second half of 1995, and anticipate annual savings of approximately $16.3 million pre-tax, with respect to their deposits that are assessed at BIF rates. However, given that approximately 28% of the total deposits of the Regions subsidiary banks as of December 31, 1995 were (and are now being) assessed at the much higher SAIF premium rates, Regions' subsidiary banks are now paying substantially more in insurance premium costs than they would be if they did not hold any SAIF-assessed deposits.

    Recognizing that the disparity between the SAIF and BIF premium rates have adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, on July 28, 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan (the "Proposed Plan") to recapitalize the SAIF, certain features of which were subsequently approved by the Banking Committees of the House of Representatives and the Senate of the United States in bills that provided for different resolutions of the BIF-SAIF disparity. Under the Proposed Plan, as approved by the members of the Banking Committees of the House and Senate, all SAIF-member institutions were to pay a special assessment to recapitalize the SAIF, and the assessment base for the payments on the FICO bonds would have been expanded to include the deposits of both BIF-and SAIF-insured institutions. As a result of the SAIF becoming fully capitalized, it was anticipated that insurance premium rates for SAIF members shortly thereafter would have been reduced to the same levels as those currently paid by BIF members.

    The amount of the special assessment required to recapitalize the SAIF was estimated to be approximately 78 to 85 basis points. Under the latest version of the Proposed Plan, banks that had acquired SAIF-insured deposits would have paid a special assessment of approximately 64 basis points - 20% less than SAIF-member institutions. The special assessment would have been payable some time in 1996 based on deposits held on March 31, 1995. If the applicable 85 and 64 point assessments had been assessed against the Subsidiary Banks' deposits as of March 31, 1995, the Subsidiary Banks would have been required to pay an aggregate special assessment of $26.0 million pre-tax. However, the special assessments paid by the Subsidiary Banks would have been at least partially offset by a reduction in insurance premiums paid if, as expected, the FDIC were to have reduced SAIF premiums to BIF levels following payment of the special assessment and recapitalization of the SAIF.

    Congress adopted the Proposed Plan as part of a budget bill. However, in December 1995, the President vetoed the balanced budget legislation passed by Congress which included the proposed provisions of the Proposed Plan. With no prospect of a budget agreement between the Administration and Congress, as well as significant opposition to the Proposed Plan now coming from many BIF-insured banks, the fate of the SAIF special assessment provisions of the legislation is uncertain, and it now appears possible that a significant disparity between SAIF and BIF insurance premium rates could continue to exist for some time.

    In view of the legislative uncertainty that currently exist, it cannot be predicted whether the Proposed Plan or any other legislative proposal will be enacted as described above or, if enacted, the amount of any special SAIF assessment, whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums, or whether such legislation, if enacted, may contain other provisions, for example, requiring all federally-chartered thrifts to convert to bank charters. A significant increase in SAIF insurance premiums, either absolutely relative to BIF premiums, a significant one-time fee to recapitalize the SAIF, or a significant tax liability associated with the recapture of the bad debt reserve could have a potentially adverse effect on the operating expenses and results of operations of the Registrant.

    Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

    The FDIA, as amended by the FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, and fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

DEPOSITOR PREFERENCE

    The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.


                      DESCRIPTION OF REGIONS COMMON STOCK

    Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 62,185,402 shares were issued at March 31, 1996, none of which were held as treasury shares. No other class of stock is authorized.

    Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its Subsidiary Institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1996, under such requirements and guidelines, Regions' subsidiary institutions had $205 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

    For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

    Regions expects to hold its next annual meeting of stockholders after the Merger during May 1997. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices no later than December 2, 1996, for consideration by Regions for possible inclusion in such proxy materials.

                                    EXPERTS

    The consolidated financial statements and the supplemental consolidated financial statements of Regions incorporated by reference in or appearing as an exhibit to Regions' Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young, LLP, independent auditors, for the periods indicated in their reports thereon incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Rockdale, included in this Registration Statement, have been audited by Mauldin & Jenkins, independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Mauldin & Jenkins have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

    The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of June 3, 1996, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 118,845 shares of Regions Common Stock.

    Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                     INDEX TO ROCKDALE FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
INDEPENDENT AUDITOR'S REPORT..........................................................   F-2
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
  Balance sheets......................................................................   F-3
  Statements of income................................................................   F-4
  Statements of stockholders' equity..................................................   F-5
  Statements of cash flows............................................................   F-6
  Notes to financial statements.......................................................   F-7
FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
  Condensed Balance Sheet as of March 31, 1996 (Unaudited)............................  F-17
  Condensed Statements of Income (Unaudited)..........................................  F-18
  Condensed Statements of Cash Flows (Unaudited)......................................  F-19
  Notes to Unaudited Condensed Interim Financial Statements...........................  F-20

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Rockdale Community Bank
Conyers, Georgia

     We have audited the accompanying balance sheets of Rockdale Community Bank as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rockdale Community Bank as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                /s/ Mauldin & Jenkins
                                                ------------------------

Atlanta, Georgia
April 5, 1996

                            ROCKDALE COMMUNITY BANK

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
                                            ASSETS
Cash and due from banks...........................................  $ 3,316,057     $ 1,164,401
Securities available for sale, at fair value......................    8,777,996       9,254,896
Securities held to maturity, at cost (fair value of $5,858,553 and
  $2,358,805).....................................................    5,914,469       2,420,633
Federal funds sold................................................    2,870,000       1,105,000
Loans.............................................................   23,912,095      22,938,718
Less allowance for loan losses....................................      427,558         405,849
                                                                    -----------     -----------
  Loans, net......................................................   23,484,537      22,532,869
                                                                    -----------     -----------
Premises and equipment, net.......................................    1,512,128       1,573,041
Other assets......................................................      345,920         725,184
                                                                    -----------     -----------
                                                                    $46,221,107     $38,776,024
                                                                    ===========     ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand......................................  $ 7,964,366     $ 5,750,555
  Interest-bearing demand.........................................    8,887,851       7,325,103
  Savings.........................................................    3,172,990       4,174,278
  Time, $100,000 and over.........................................    3,575,530       2,549,832
  Other time......................................................   15,355,705      12,906,934
                                                                    -----------     -----------
          Total deposits..........................................   38,956,442      32,706,702
Other liabilities.................................................      343,067         204,943
                                                                    -----------     -----------
          Total liabilities.......................................   39,299,509      32,911,645
                                                                    -----------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES
Stockholders' equity
  Common stock, par value $5; 10,000,000 shares authorized;
     523,614 and 517,114 issued and outstanding...................    2,618,070       2,585,570
  Capital surplus.................................................    2,618,070       2,585,570
  Retained earnings...............................................    1,780,286       1,229,468
  Unrealized losses on securities available for sale, net of
     deferred taxes...............................................      (94,828)       (536,229)
                                                                    -----------     -----------
          Total stockholders' equity..............................    6,921,598       5,864,379
                                                                    -----------     -----------
                                                                    $46,221,107     $38,776,024
                                                                    ===========     ===========

                       See Notes to Financial Statements.

                            ROCKDALE COMMUNITY BANK

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1995         1994         1993
                                                             ----------   ----------   ----------
Interest income
  Interest and fees on loans...............................  $2,677,748   $2,109,771   $1,717,250
  Interest on taxable securities...........................     800,767      658,184      575,456
  Interest on nontaxable securities........................      23,046       18,874       25,395
  Interest on deposits in banks............................          --        8,781       52,131
  Interest on Federal funds sold...........................     102,252       74,644       54,168
                                                             ----------   ----------   ----------
                                                              3,603,813    2,870,254    2,424,400
                                                             ----------   ----------   ----------
Interest expense on deposits...............................   1,305,777      986,429      863,734
                                                             ----------   ----------   ----------
          Net interest income..............................   2,298,036    1,883,825    1,560,666
Provision for loan losses..................................      20,000       50,000      110,000
                                                             ----------   ----------   ----------
          Net interest income after provision for loan
            losses.........................................   2,278,036    1,833,825    1,450,666
                                                             ----------   ----------   ----------
Other income
  Service charges on deposit accounts......................     168,069      198,895      203,270
  Other service charges, commissions and fees..............      11,335       13,284       13,947
  Gain on sale of securities...............................          --       38,807           --
  Other....................................................      17,892       20,069       20,862
                                                             ----------   ----------   ----------
                                                                197,296      271,055      238,079
                                                             ----------   ----------   ----------
Other expense
  Salaries and employee benefits...........................     609,607      585,025      560,981
  Equipment expense........................................      60,825       57,175       49,194
  Occupancy expense........................................      80,376       79,320       79,295
  Other operating expenses.................................     349,602      401,684      380,167
                                                             ----------   ----------   ----------
                                                              1,100,410    1,123,204    1,069,637
                                                             ----------   ----------   ----------
          Net income before income taxes...................   1,374,922      981,676      619,108
Applicable income taxes....................................     510,811      364,273      222,815
                                                             ----------   ----------   ----------
          Net income.......................................  $  864,111   $  617,403   $  396,293
                                                              =========    =========    =========
Per common and common equivalent share
          Net income.......................................  $     1.65   $     1.19   $     0.77
                                                              =========    =========    =========

                       See Notes to Financial Statements.

                            ROCKDALE COMMUNITY BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                UNREALIZED
                                                                                  LOSSES
                                                                                    ON
                                                                                SECURITIES
                                                                                AVAILABLE
                                  COMMON STOCK                                     FOR            TOTAL
                              --------------------    CAPITAL      RETAINED    SALE, NET OF   STOCKHOLDERS'
                              SHARES    PAR VALUE     SURPLUS      EARNINGS    DEFERRED TAX      EQUITY
                              -------   ----------   ----------   ----------   ------------   -------------
Balance, December 31,
  1992......................  517,114   $2,585,570   $2,585,570   $  489,842    $       --     $ 5,660,982
  Net income................       --           --           --      396,293            --         396,293
  Dividends on common stock,
     $.15 per share.........       --           --           --      (77,567)           --         (77,567)
                              -------   ----------   ----------   ----------   ------------   -------------
Balance, December 31,
  1993......................  517,114    2,585,570    2,585,570      808,568            --       5,979,708
  Net income................       --           --           --      617,403            --         617,403
  Dividends on common stock,
     $.38 per share.........       --           --           --     (196,503)           --        (196,503)
  Net change in unrealized
     losses on securities
     available for sale, net
     of deferred taxes......       --           --           --           --      (536,229)       (536,229)
                              -------   ----------   ----------   ----------   ------------   -------------
Balance, December 31,
  1994......................  517,114    2,585,570    2,585,570    1,229,468      (536,229)      5,864,379
  Net income................       --           --           --      864,111            --         864,111
  Dividends on common stock,
     $.60 per share.........       --           --           --     (313,293)           --        (313,293)
  Net change in unrealized
     losses on securities
     available for sale, net
     of deferred taxes......       --           --           --           --       441,401         441,401
  Issuance of common
     stock..................    6,500       32,500       32,500           --            --          65,000
                              -------   ----------   ----------   ----------   ------------   -------------
Balance, December 31,
  1995......................  523,614   $2,618,070   $2,618,070   $1,780,286    $  (94,828)    $ 6,921,598
                              =======    =========    =========    =========     =========      ==========

                       See Notes to Financial Statements.

                            ROCKDALE COMMUNITY BANK

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................................  $   864,111   $   617,403   $   396,293
                                                          -----------   -----------   -----------
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................       64,111        63,111        69,646
     Provision for loan losses..........................       20,000        50,000       110,000
     Provision for deferred income taxes (benefits).....      (13,602)        7,563       (17,090)
     Net realized gains on securities available for
       sale.............................................           --       (38,807)           --
     Increase in interest receivable....................      (38,747)      (32,552)       (8,394)
     Increase (decrease) in interest payable............       85,861        12,059        (4,112)
     Increase (decrease) in taxes payable...............       54,991       (18,448)       79,744
     Other prepaids, deferrals and accruals, net........      201,497       220,579      (104,305)
                                                          -----------   -----------   -----------
          Total adjustments.............................      374,111       263,505       125,489
                                                          -----------   -----------   -----------
          Net cash provided by operating activities.....    1,238,222       880,908       521,782
                                                          -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale............           --    (4,967,343)           --
  Proceeds from sales of securities available for
     sale...............................................           --       938,422            --
  Proceeds from maturities of securities available for
     sale...............................................    1,145,689     2,022,053            --
  Purchases of securities held to maturity..............   (5,691,707)   (1,750,000)   (6,493,312)
  Proceeds from maturities of securities held to
     maturity...........................................    2,197,871     1,855,449     4,716,880
  (Increase) decrease in Federal funds sold.............   (1,765,000)       85,000      (140,000)
  Decrease in interest-bearing deposits in banks........           --       699,000       580,068
  Increase in loans, net................................     (971,668)   (1,952,847)   (3,893,621)
  Purchase of premises and equipment....................       (3,198)      (18,174)      (54,969)
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........   (5,088,013)   (3,088,440)   (5,284,954)
                                                          -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits..................................    6,249,740     2,067,393     4,514,223
  Dividends paid........................................     (313,293)     (196,503)      (77,567)
  Proceeds from issuance of common stock................       65,000            --            --
                                                          -----------   -----------   -----------
          Net cash provided by financing activities.....    6,001,447     1,870,890     4,436,656
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and due from banks......    2,151,656      (336,642)     (326,516)
Cash and due from banks at beginning of year............    1,164,401     1,501,043     1,827,559
                                                          -----------   -----------   -----------
Cash and due from banks at end of year..................  $ 3,316,057   $ 1,164,401   $ 1,501,043
                                                           ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest...........................................  $ 1,219,916   $   974,370   $   867,846
     Income taxes.......................................  $   469,422   $   375,158   $   160,161
NONCASH TRANSACTIONS
  Unrealized gains (losses) on securities available for
     sale...............................................  $   668,789   $  (812,468)  $        --
  Principal balances on loans transferred to other real
     estate.............................................  $        --   $   237,322   $   180,000

                       See Notes to Financial Statements.

                            ROCKDALE COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Financial Statement Presentation

     Rockdale Community Bank is a commercial bank with operations in Conyers, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Rockdale County, Georgia and surrounding counties. The Bank is subject to the regulations of certain Federal and state agencies. The Bank is periodically examined by certain regulatory authorities.

     The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

     The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Bank, deposits, interest-bearing deposits and Federal funds purchased and sold are reported net.

     The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts.

  Investment Securities

     The Bank's investment securities are accounted for as follows:

          Securities Available for Sale. Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

          Securities Held to Maturity. Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the straight-line method over their contractual lives which is not materially different from generally accepted accounting principles. The sale of a security within three months of its maturity date or after collection of at least 85 percent of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

     A decline in the fair value below cost of any available for sale or held to maturity security that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

                            ROCKDALE COMMUNITY BANK

  Loans and Interest Income

     Loans are stated at principal amounts outstanding less unearned fees and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest.

     Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest becomes doubtful. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Accrual of interest on such loans is resumed when, in management's judgement, the collection of interest and principal becomes probable.

     Fees on loans and costs incurred in origination of loans are recognized into income over the life of the loans.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Certain estimates are susceptible to change in the near term. Such estimates include the creditworthiness of significant borrowers and the collateral value of delinquent loans. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Accrual of interest on an impaired loan is discontinued when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. No interest income is recognized on impaired loans until the principal balance has been collected.

  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation, computed principally by the straight-line method over the following estimated useful lives:

                                                                                    YEARS
                                                                                    ----
     Buildings and improvements...................................................    40
     Furniture and equipment......................................................   3-7

  Other Real Estate Owned

     Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less

                            ROCKDALE COMMUNITY BANK
estimated costs to dispose are recorded as necessary. Subsequent decreases and increases in fair value, up to the value established at foreclosure, are recognized as charges or credits to noninterest expense.

  Employee Benefit Plan

     Profit-sharing plan costs are funded as accrued and are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for Federal income tax purposes.

  Income Taxes

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws on the date of enactment.

  Earnings Per Share

     Earnings per share is calculated on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Stock options granted, as described in Note 10, are considered to be common stock equivalents for purposes of calculated net income per share. Common stock equivalents that are anti-dilutive are excluded from weighted average outstanding shares.

2.  INVESTMENT SECURITIES

     The amortized cost and approximate fair value of investment securities at December 31, 1995 and 1994 were as follows:

                                                                   GROSS        GROSS
                                                    AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                      COST         GAINS        LOSSES       VALUE
                                                   -----------   ----------   ----------   ----------
Securities Available for Sale
  December 31, 1995:
     U. S. Government and agency securities......  $ 1,025,000    $  6,752    $       --   $1,031,752
     Mortgage-backed securities..................    7,896,675      60,544      (210,975)   7,746,244
                                                   -----------   ----------   ----------   ----------
                                                   $ 8,921,675    $ 67,296    $ (210,975)  $8,777,996
                                                    ==========    ========     =========    =========
  December 31, 1994:
     U. S. Government and agency securities......  $ 1,525,000    $     --    $  (76,289)  $1,448,711
     Mortgage-backed securities..................    8,542,364      20,120      (756,299)   7,806,185
                                                   -----------   ----------   ----------   ----------
                                                   $10,067,364    $ 20,120    $ (832,588)  $9,254,896
                                                    ==========    ========     =========    =========
Securities Held to Maturity
  December 31, 1995:
     U. S. Government and agency securities......  $ 2,600,081    $    938    $  (28,160)  $2,572,859
     State and municipal securities..............      315,301       4,297            --      319,598
     Mortgage-backed securities..................    2,999,087       7,654       (40,645)   2,966,096
                                                   -----------   ----------   ----------   ----------
                                                   $ 5,914,469    $ 12,889    $  (68,805)  $5,858,553
                                                    ==========    ========     =========    =========

                            ROCKDALE COMMUNITY BANK

                                                                   GROSS        GROSS
                                                    AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                      COST         GAINS        LOSSES       VALUE
                                                   -----------   ----------   ----------   ----------
  December 31, 1994:
     U. S. Government and agency securities......  $ 2,100,000    $     --    $  (59,375)  $2,040,625
     State and municipal securities..............      320,633          --        (2,453)     318,180
                                                   -----------   ----------   ----------   ----------
                                                   $ 2,420,633    $     --    $  (61,828)  $2,358,805
                                                    ==========    ========     =========    =========

     Gross realized gains on sales of securities in 1994 amounted to $38,807. There were no sales of securities for the years ended December 31, 1995 and 1993.

     The amortized cost and fair value of investment securities as of December 31, 1995 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                 SECURITIES AVAILABLE         SECURITIES HELD TO
                                                       FOR SALE                    MATURITY
                                                -----------------------     -----------------------
                                                AMORTIZED       FAIR        AMORTIZED       FAIR
                                                   COST        VALUE           COST        VALUE
                                                ----------   ----------     ----------   ----------
Due in one year or less.......................  $       --   $       --     $  800,000   $  798,284
Due from one year to five years...............   1,025,000    1,031,752      1,360,928    1,335,357
Due from five to ten years....................          --           --        599,454      603,816
Due after ten years...........................          --           --        155,000      155,000
Mortgage-backed securities....................   7,896,675    7,746,244      2,999,087    2,966,096
                                                ----------   ----------     ----------   ----------
                                                $8,921,675   $8,777,996     $5,914,469   $5,858,553
                                                 =========    =========      =========    =========

     Securities with a carrying value of $1,141,000 and $1,260,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.

     Effective January 1, 1994, the Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Upon adoption, the Bank transferred $8,021,689 from securities held to maturity to securities available for sale. The securities available for sale were marked to fair value resulting in a net unrealized gain of $137,101 which was included in stockholders' equity at $90,487 net of related deferred taxes of $46,614.

3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

     The composition of loans is summarized as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Commercial and financial....................................  $ 4,556,000   $ 4,368,000
    Real estate -- construction.................................    5,592,000     4,567,000
    Real estate -- mortgage.....................................   12,040,000    12,117,000
    Consumer instalment loans...................................    1,148,000     1,015,000
    Other.......................................................      659,313       949,252
                                                                  -----------   -----------
                                                                   23,995,313    23,016,252
    Unearned fees...............................................      (83,218)      (77,534)
    Allowance for loan losses...................................     (427,558)     (405,849)
                                                                  -----------   -----------
    Loans, net..................................................  $23,484,537   $22,532,869
                                                                   ==========    ==========

                            ROCKDALE COMMUNITY BANK

     At December 31, 1995, executive officers and directors, and companies in which they have a 10 percent or more beneficial ownership, were indebted to the Bank in the aggregate amount of $1,489,370. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Following is a summary of transactions:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Balance, beginning of year..................................  $ 1,594,699   $ 2,006,873
      Advances..................................................    1,127,501     1,446,614
      Repayments................................................   (1,232,830)   (1,847,288)
      Transactions due to change in directors...................           --       (11,500)
                                                                  -----------   -----------
    Balance, end of year........................................  $ 1,489,370   $ 1,594,699
                                                                   ==========    ==========

     Changes in the allowance for loan losses are as follows:

                                                                    DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
    Balance, beginning of year.........................  $405,849     $376,588     $266,434
      Provision charged to operations..................    20,000       50,000      110,000
      Loans charged off................................    (4,747)     (24,896)      (1,670)
      Recoveries.......................................     6,456        4,157        1,824
                                                         --------     --------     --------
    Balance, end of year...............................  $427,558     $405,849     $376,588
                                                         ========     ========     ========

     Information with respect to impaired loans as of and for the year ended December 31, 1995 is as follows:

    Loans receivable for which there is a related allowance for credit
      losses..................................................................  $     --
    Loans receivable for which there is no related allowance for credit
      losses..................................................................   191,133
                                                                                --------
              Total impaired loans............................................  $191,133
                                                                                ========
    Allowance for loan losses related to impaired loans.......................  $     --
                                                                                ========
    Average balance (based on month-end balances).............................  $144,960
                                                                                ========
    Interest income recognized................................................  $ 15,455
                                                                                ========

     Loans on which the accrual of interest had been discontinued or reduced amounted to $191,133 and $12,500 at December 31, 1995 and 1994, respectively. There was no significant reduction in interest income associated with nonaccrual and renegotiated loans.

                            ROCKDALE COMMUNITY BANK

4.  PREMISES AND EQUIPMENT, NET

     Major classifications of these assets are summarized as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1995         1994
                                                                    ----------   ----------
    Land..........................................................  $  534,160   $  534,160
    Buildings.....................................................   1,075,810    1,075,810
    Equipment.....................................................     253,150      249,952
    Auto..........................................................      25,703       25,703
                                                                    ----------   ----------
                                                                     1,888,823    1,885,625
    Accumulated depreciation......................................    (376,695)    (312,584)
                                                                    ----------   ----------
                                                                    $1,512,128   $1,573,041
                                                                     =========    =========

     Depreciation expense for the years ended December 31, 1995, 1994 and 1993 was $64,111, $63,111 and $60,006, respectively.

5.  INCOME TAXES

     The total income taxes in the statements of income are as follows:

                                                                      DECEMBER 31,
                                                             ------------------------------
                                                               1995       1994       1993
                                                             --------   --------   --------
    Current................................................  $524,413   $356,710   $239,905
    Deferred...............................................   (13,602)     7,563    (17,090)
                                                             --------   --------   --------
                                                             $510,811   $364,273   $222,815
                                                             ========   ========   ========

     The Bank's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                             DECEMBER 31,
                                   ----------------------------------------------------------------
                                          1995                   1994                   1993
                                   ------------------     ------------------     ------------------
                                    AMOUNT    PERCENT      AMOUNT    PERCENT      AMOUNT    PERCENT
                                   --------   -------     --------   -------     --------   -------
     Tax provision at statutory
       rate......................  $467,473      34%      $333,770      34%      $210,496      34%
     Increase (decrease)
       resulting from:
       Tax-exempt interest.......    (7,804)     (1)        (6,374)     (1)        (8,602)     (1)
       Disallowed interest
          expense................       603      --            589      --            862      --
       State income taxes........    41,542       3         29,335       3         17,270       3
       Other items, net..........     8,997       1          6,953       1          2,789      --
                                                 --                     --                     --
                                   --------               --------               --------
     Provision for income
       taxes.....................  $510,811      37%      $364,273      37%      $222,815      36%
                                   ========   =====       ========   =====       ========   =====

                            ROCKDALE COMMUNITY BANK

     Net deferred income tax assets of $46,321 and $260,107 are included in other assets at December 31, 1995 and 1994, respectively. The components of deferred income taxes at December 31, 1995 and 1994 are as follows:

                                                                         DECEMBER 31,
                                                                      -------------------
                                                                        1995       1994
                                                                      --------   --------
     Deferred tax assets:
       Loan loss reserves...........................................  $127,893   $120,345
       Securities available for sale................................    48,851    276,239
                                                                      --------   --------
                                                                       176,744    396,584
                                                                      --------   --------
     Deferred tax liabilities:
       Depreciation and amortization................................    45,275     46,852
       Accrual to cash basis adjustment.............................    41,158     54,668
       Other........................................................    43,990     34,957
                                                                      --------   --------
                                                                       130,423    136,477
                                                                      --------   --------
     Net deferred tax assets........................................  $ 46,321   $260,107
                                                                      ========   ========

6.  EMPLOYEE BENEFIT PLAN

  Profit Sharing Plan

     The Bank has a contributory 401(K) Employee Savings plan available to all eligible employees, subject to certain minimum age and service requirements. The Bank's contribution to the plan was $66,636 for the year ended December 31, 1995. There were no contributions to the plan during the years ended December 31, 1994 and 1993.

7.  COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, the Bank has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit and collateral policies for these off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of the Bank's commitments is as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1995         1994
                                                                    ----------   ----------
    Commitments to extend credit..................................  $6,938,000   $4,752,000
    Standby letters of credit.....................................      95,000       58,000
                                                                    ----------   ----------
                                                                    $7,033,000   $4,810,000
                                                                     =========    =========

     Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers.

                            ROCKDALE COMMUNITY BANK

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

     The Bank does not anticipate any material losses as a result of the commitments and contingent liabilities.

     The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there is no litigation in which the outcome will have a material effect on the financial statements.

8.  CONCENTRATIONS OF CREDIT

     The Bank makes commercial, residential and consumer loans to customers primarily in Rockdale County.

     A substantial portion of the Bank's customers' abilities to honor their contracts is dependent on the business economy in Rockdale County and surrounding areas.

     The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank's combined common stock and capital surplus accounts which amounted to approximately $1,309,000 at December 31, 1995.

     A substantial portion of the Bank's loans are secured by real estate in the Bank's primary market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in the Bank's primary market area.

     The concentrations of credit by type of loan are set forth in Note 3.

     The Bank has a concentration of funds on deposit at its principal correspondent bank at December 31, 1995, as follows:

    Noninterest-bearing accounts.............................................  $2,571,000
    Federal funds sold.......................................................   1,400,000
                                                                               ----------
                                                                               $3,971,000
                                                                                =========

9.  STOCKHOLDERS' EQUITY

     At December 31, 1995, the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Bank at December 31, 1995 are as follows:

                                                                                  REGULATORY
                                                                         ACTUAL   REQUIREMENT
                                                                         ------   -----------
    Leverage capital ratio.............................................   15.75%      4.00%
    Risk based capital ratios:
      Core capital.....................................................   24.04       4.00
      Total capital....................................................   25.29       8.00

                            ROCKDALE COMMUNITY BANK

  Retained Earnings

     Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $432,000 are available to be paid as dividends by the Bank at December 31, 1995.

10.  STOCK OPTION PLAN

     The Bank has adopted a Key Employee Incentive Stock Option Plan with 80,000 shares of common stock reserved for options to key employees. During 1990, 39,500 stock options were granted at $10 per share and any options still outstanding will expire on December 31, 2000. During 1995, stock options to purchase 6,500 shares of common stock were exercised. During 1995 and previous years, options to purchase 2,600 shares were terminated from the plan.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

     The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

          Carrying amounts approximate fair values for the following instruments:

           Cash and due from banks
           Federal funds sold
           Securities available for sale
           Variable rate loans that reprice frequently
           Equity line loans
           Accrued interest receivable
           Accrued interest payable

     Quoted market prices, where available, or if not available, based on quoted market prices of comparable instruments for securities held to maturity.

     Discounted cash flows using interest rates currently being offered on instruments with similar terms and with similar credit quality:

        All loans except variable rate loans described above
        Fixed rate certificates of deposit

     Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. These commitments do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that such instruments do not have a distinguishable fair value and no fair value has been assigned to these instruments.

                            ROCKDALE COMMUNITY BANK

     The carrying value and estimated fair values of the Bank's financial instruments at December 31, 1995 are as follows:

                                                                   CARRYING      ESTIMATED
                                                                     VALUE      FAIR VALUE
                                                                  -----------   -----------
    Financial assets:
      Cash and short-term investments...........................  $ 3,316,057   $ 3,316,057
                                                                   ==========    ==========
      Investment securities.....................................  $14,692,465   $14,636,549
                                                                   ==========    ==========
      Loans.....................................................  $23,912,095   $23,910,000
      Less allowance for loan losses............................      427,558            --
                                                                  -----------   -----------
              Loans, net........................................  $23,484,537   $23,910,000
                                                                   ==========    ==========
      Accrued interest receivable...............................  $   283,227   $   283,227
                                                                   ==========    ==========
    Financial liabilities:
      Noninterest-bearing demand................................  $ 7,964,366   $ 7,964,366
      Interest-bearing demand...................................    8,887,851     8,887,851
      Savings...................................................    3,172,990     3,172,990
      Time deposits.............................................   18,931,235    18,990,000
                                                                  -----------   -----------
                                                                  $38,956,442   $39,015,207
                                                                   ==========    ==========
      Accrued interest payable..................................  $   167,623   $   167,623
                                                                   ==========    ==========

12.  MERGER

     On March 11, 1996, the Board of Directors entered into an Agreement and Plan of Reorganization with Regions Financial Corporation to convert all of the outstanding shares of Rockdale Community Bank into shares of common stock of Regions Financial Corporation. This agreement is subject to the approval of the stockholders and appropriate regulatory authorities.

                            ROCKDALE COMMUNITY BANK

                                 BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)



ASSETS
Cash and due from banks                                       $ 3,552,803
Federal funds sold                                              3,730,000
Securities available for sale, at fair value                    7,647,320
Securities held to maturity, at cost (fair value $5,589,268)    5,718,153

Loans                                                          25,786,571
Less allowance for loan losses                                    429,589
                                                              -----------
         Loans, net                                            25,356,982
                                                              -----------
Premises and equipment, net                                     1,495,824
Other assets                                                      393,313
                                                              -----------
                                                              $47,894,395
                                                              ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Non interest-bearing demand                                 $ 8,550,875
  Interest-bearing demand                                       9,221,146
  Savings                                                       2,793,598
  Time, $100,000 and over                                       4,163,973
  Other time                                                   15,927,894
                                                              -----------
         Total deposits                                        40,657,486
Other liabilities                                                 243,320
                                                              -----------
         Total liabilities                                     40,900,806
                                                              -----------
COMMITMENTS AND CONTINGENCIES

Stockholders' equity
  Common stock, par value $5; 10,000,000 shares
    authorized; 523,614 shares issued                           2,618,070
  Capital surplus                                               2,618,070
  Retained earnings                                             1,829,330
  Unrealized loss on securities available for sale,
    net of tax                                                    (71,881)
                                                              -----------
                                                                6,993,589
                                                              -----------
         Total stockholders' equity                           $47,894,395
                                                              ===========

THE ACCOMPANYING NOTE IS AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           ROCKDALE COMMUNITY BANK

                              STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)



                                                                   1996        1995
                                                                ----------  ----------
INTEREST INCOME
  Interest and fees on loans                                    $652,827     $643,944
  Interest on taxable securities                                 226,762      185,104
  Interest on nontaxable securities                                4,423        4,497
  Interest on Federal funds sold                                  38,576       15,978
                                                                --------     --------
                                                                 922,588      849,523

INTEREST EXPENSE ON DEPOSITS                                     361,945      283,985
                                                                --------     --------
        Net interest income                                      560,643      565,538
PROVISION FOR LOAN LOSSES                                            -         10,000
                                                                --------     --------
        Net interest income after
          provision for loan losses                              560,643      555,538
                                                                --------     --------
OTHER OPERATING INCOME
  Service charges on deposit accounts                             46,130       42,606
  Other                                                           11,959       16,533
                                                                --------     --------
                                                                  58,089       59,139
                                                                --------     --------
OTHER OPERATING EXPENSES
  Salaries and other employee benefits                           161,201      148,306
  Equipment expense                                               21,077       15,542
  Occupancy expense                                               21,092       20,807
  Other operating expense                                         92,835      115,312
                                                                --------     --------
                                                                 296,205      299,967
                                                                --------     --------
        Income before income taxes                               322,527      314,710

APPLICABLE INCOME TAXES                                          116,399      116,632
                                                                --------     --------
        Net income                                              $206,128     $198,078
                                                                ========     ========

PER SHARE OF COMMON STOCK BASED ON AVERAGE
  NUMBER OF SHARES OUTSTANDING DURING PERIOD

         Net income                                             $   0.39     $   0.38
                                                                ========     ========
AVERAGE SHARES OUTSTANDING                                       523,614      518,614
                                                                ========     ========
CASH DIVIDENDS PER SHARE OF COMMON STOCK                        $   0.30     $   0.25
                                                                ========     ========

   THE ACCOMPANYING NOTE IS AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                           ROCKDALE COMMUNITY BANK

                            STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED  MARCH 31, 1996 AND 1995
                                  (UNAUDITED)



                                                           1996                     1995
                                                        -----------             -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                            $   206,128             $   198,078
                                                        -----------             -----------
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Depreciation                                               16,304                  16,069
  Provision for loan losses                                     -                    10,000
  Decrease (increase) in interest receivable                 60,238                 (14,686)
  (Decrease) increase in interest payable                   (59,805)                  5,345
  Increase (decrease) in taxes payable                      (53,114)                 16,004
  Other prepaids, deferrals and accruals, net              (106,273)                 69,024
                                                        -----------             -----------
          Total adjustments                                (142,650)                101,756
                                                        -----------             -----------
          Net cash provided by operating activities          63,478                 299,834
                                                        -----------             -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities                       (501,482)               (914,056)
  Proceeds from maturities of investment securities       1,863,235                 612,643
  Net decrease (increase) in Federal funds sold            (860,000)                335,000
  Net increase in loans                                  (1,872,445)             (1,223,919)
  Purchase of premises and equipment                            -                    (2,348)
                                                        -----------             -----------
          Net cash used in investing activities          (1,370,692)             (1,192,680)
                                                        -----------             -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                1,701,044               1,725,350
  Dividends paid                                           (157,084)               (130,029)
  Proceeds from issuance of common stock                        -                    30,000
                                                        -----------             -----------
          Net cash provided by financing activities       1,543,960               1,625,321
                                                        -----------             -----------
Net increase in cash and due from banks                     236,746                 732,475

Cash and due from banks, beginning of period              3,316,057               1,164,401
                                                        -----------             -----------
Cash and due from banks, end of period                  $ 3,552,803             $ 1,896,876
                                                        ===========             ===========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
 Cash paid during period for:
  Interest                                              $   421,750              $  278,640

  Income taxes                                              169,513                 116,760

NONCASH TRANSACTION
 Unrealized gains on securities available for sale           34,761                 366,115

   THE ACCOMPANYING NOTE IS AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                            ROCKDALE COMMUNITY BANK
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)




NOTE 1.    BASIS OF PRESENTATION

           The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

           The results of operations for the three month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                            ROCKDALE COMMUNITY BANK

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF MARCH 12, 1996

                                      AND

                              AMENDED AND RESTATED

                               AS OF MAY 20, 1996

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Parties................................................................................   A-6
Preamble...............................................................................   A-6
ARTICLE ONE -- TRANSACTIONS AND TERMS OF MERGER........................................   A-6
   1.1    Merger.......................................................................   A-6
   1.2    Time and Place of Closing....................................................   A-6
   1.3    Effective Time...............................................................   A-7
ARTICLE TWO -- TERMS OF MERGER.........................................................   A-7
   2.1    Business of Surviving Bank...................................................   A-7
   2.2    Assumption of Rights.........................................................   A-7
   2.3    Assumption of Liabilities....................................................   A-7
   2.4    Articles of Incorporation....................................................   A-7
   2.5    Bylaws.......................................................................   A-7
   2.6    Directors and Officers.......................................................   A-7
ARTICLE THREE -- MANNER OF CONVERTING SHARES...........................................   A-8
   3.1    Conversion of Shares.........................................................   A-8
   3.2    Anti-Dilution Provisions.....................................................   A-8
   3.3    Shares Held by Rockdale or Regions...........................................   A-8
   3.4    Dissenting Stockholders......................................................   A-8
   3.5    Fractional Shares............................................................   A-8
   3.6    Conversion of Stock Options; Restricted Stock................................   A-9
ARTICLE FOUR -- EXCHANGE OF SHARES.....................................................   A-9
   4.1    Exchange Procedures..........................................................   A-9
   4.2    Rights of Former Rockdale Stockholders.......................................  A-10
ARTICLE FIVE -- REPRESENTATIONS AND WARRANTIES OF ROCKDALE.............................  A-10
   5.1    Organization, Standing, and Power............................................  A-10
   5.2    Authority; No Breach By Agreement............................................  A-10
   5.3    Capital Stock................................................................  A-11
   5.4    Rockdale Subsidiaries........................................................  A-11
   5.5    Financial Statements.........................................................  A-12
   5.6    Absence of Undisclosed Liabilities...........................................  A-12
   5.7    Absence of Certain Changes or Events.........................................  A-12
   5.8    Tax Matters..................................................................  A-12
   5.9    Assets.......................................................................  A-13
   5.10   Environmental Matters........................................................  A-13
   5.11   Compliance With Laws.........................................................  A-14
   5.12   Labor Relations..............................................................  A-14
   5.13   Employee Benefit Plans.......................................................  A-14
   5.14   Material Contracts...........................................................  A-16
   5.15   Legal Proceedings............................................................  A-16
   5.16   Statements True and Correct..................................................  A-16
   5.17   Tax and Regulatory Matters...................................................  A-17
   5.18   State Takeover Laws..........................................................  A-17
   5.19   Articles of Incorporation Provisions.........................................  A-17
   5.20   Support Agreements...........................................................  A-17
   5.21   Derivatives Contracts........................................................  A-17

                                                                                         PAGE
                                                                                         ----
ARTICLE SIX -- REPRESENTATIONS AND WARRANTIES OF REGIONS...............................  A-17
   6.1    Organization, Standing, and Power............................................  A-17
   6.2    Authority; No Breach By Agreement............................................  A-18
   6.3    Capital Stock................................................................  A-18
   6.4    Financial Statements.........................................................  A-18
   6.5    Absence of Undisclosed Liabilities...........................................  A-19
   6.6    Absence of Certain Changes or Events.........................................  A-19
   6.7    Compliance With Laws.........................................................  A-19
   6.8    Legal Proceedings............................................................  A-19
   6.9    Reports......................................................................  A-19
   6.10   Statements True and Correct..................................................  A-20
   6.11   Authority of Regions Bank....................................................  A-20
   6.12   Tax and Regulatory Matters...................................................  A-20
ARTICLE SEVEN -- CONDUCT OF BUSINESS PENDING CONSUMMATION..............................  A-21
   7.1    Covenants of Both Parties....................................................  A-21
   7.2    Covenants of Rockdale........................................................  A-21
   7.3    Covenants of Regions.........................................................  A-22
   7.4    Adverse Changes in Condition.................................................  A-22
   7.5    Reports......................................................................  A-23
ARTICLE EIGHT -- ADDITIONAL AGREEMENTS.................................................  A-23
   8.1    Registration Statement; Proxy Statement; Stockholder Approval................  A-23
   8.2    Nasdaq/NMS Listing...........................................................  A-23
   8.3    Applications.................................................................  A-23
   8.4    Agreement as to Efforts to Consummate........................................  A-23
   8.5    Investigation and Confidentiality............................................  A-24
   8.6    Press Releases...............................................................  A-24
   8.7    Certain Actions..............................................................  A-24
   8.8    Tax Matters..................................................................  A-24
   8.9    Agreements of Affiliates.....................................................  A-25
   8.10   Employee Benefits and Contracts..............................................  A-25
   8.11   Indemnification..............................................................  A-25
   8.12   State Takeover Laws..........................................................  A-26
   8.13   Articles of Incorporation Provisions.........................................  A-26
ARTICLE NINE -- CONDITIONS PRECEDENT TO OBLIGATIONS TO
  CONSUMMATE...........................................................................  A-26
   9.1    Conditions to Obligations of Each Party......................................  A-26
   9.2    Conditions to Obligations of Regions.........................................  A-27
   9.3    Conditions to Obligations of Rockdale........................................  A-28
ARTICLE TEN -- TERMINATION.............................................................  A-28
  10.1    Termination..................................................................  A-28
  10.2    Effect of Termination........................................................  A-31
  10.3    Non-Survival of Representations and Covenants................................  A-31
ARTICLE ELEVEN -- MISCELLANEOUS........................................................  A-31
  11.1    Definitions..................................................................  A-31
  11.2    Expenses.....................................................................  A-35
  11.3    Brokers and Finders..........................................................  A-36
  11.4    Entire Agreement.............................................................  A-36
  11.5    Amendments...................................................................  A-36
  11.6    Waivers......................................................................  A-36
  11.7    Assignment...................................................................  A-36

                                                                                         PAGE
                                                                                         ----
  11.8    Notices......................................................................  A-36
  11.9    Governing Law................................................................  A-37
  11.10   Counterparts.................................................................  A-37
  11.11   Captions.....................................................................  A-37
  11.12   Severability.................................................................  A-37
  Signatures...........................................................................  A-38

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                          DESCRIPTION
- ------        --------------------------------------------------------------------------------
  1.       -- Form of Support Agreement. (sec. 11.1).
  2.       -- Form of Plan of Merger between Rockdale and Regions Bank. (sec.sec. 1.1, 11.1).
  3.       -- Form of agreement of affiliates of Rockdale. (sec. 8.9).
  4.       -- Form of Claims Letter. (sec. 9.2).
  5.       -- Form of Opinion Letter of Rockdale's Counsel. (sec. 9.2).
  6.       -- Form of Opinion Letter of Regions' Counsel. (sec. 9.3).

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of March 12, 1996, and amended and restated as of May 20, 1996, by and between ROCKDALE COMMUNITY BANK ("Rockdale"), a state bank organized and existing under the laws of the State of Georgia, with its principal office located in Conyers, Georgia; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Rockdale and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of Rockdale by Regions pursuant to the merger of Rockdale with and into Regions Bank, a state bank organized and existing under the Laws of the State of Georgia and a wholly owned subsidiary of Regions, with its principal office located in Gainesville, Georgia. At the effective time of such merger, the outstanding shares of the common stock of Rockdale shall be converted into the right to receive shares of the common stock of Regions (except as provided herein). As a result, stockholders of Rockdale shall become stockholders of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of Rockdale, the Federal Deposit Insurance Corporation, appropriate state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Rockdale common stock, to the extent exchanged for Regions common stock, will not give rise to gain or loss to the holders of Rockdale common stock with respect to such exchange.

     Within seven (7) days of the execution and delivery of this Agreement, as a condition and inducement to "Regions" willingness to consummate the transactions contemplated by this Agreement, each of Rockdale's directors and executive officers will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1 to this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE ONE

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Rockdale shall be merged with and into Regions Bank as authorized by Section 7-1-530 of the Financial Institutions Code of Georgia and in accordance with the provisions of Sections 7-1-531, 7-1-532, and 7-1-533 of the Financial Institutions Code of Georgia. Regions Bank shall be the Surviving Bank resulting from the Merger and shall continue to operated as an wholly-owned, first tier Subsidiary of Regions and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Rockdale and Regions, and the terms of a Plan of Merger to be entered into by Regions Bank and Rockdale.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time that the Georgia Certificate of Merger reflecting the Merger is issued by the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Rockdale approve this Agreement to the extent such approval is required by applicable Law; or such later date within thirty (30) days of such date as may be specified by Regions.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 BUSINESS OF SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a state bank organized under the laws of the State of Georgia. The business shall be conducted from its main office located in such place as Regions may determine and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

     2.2 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Rockdale shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both Regions Bank and Rockdale in and to every type of property (real, personal, and mixed), and all choses in action of both Regions Bank and Rockdale shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Regions Bank or Rockdale at the Effective Time.

     2.3 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Regions Bank and Rockdale of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Regions Bank and Rockdale were so bound at the Effective Time.

     2.4 ARTICLES OF INCORPORATION. The Articles of Incorporation of Regions Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until otherwise amended or repealed.

     2.5 BYLAWS. The Bylaws of Regions Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     2.6 DIRECTORS AND OFFICERS. The directors of Regions Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of Regions Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations or associations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Regions Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of Rockdale Common Stock (excluding shares held by any Rockdale Company or by any Regions Company, which shares shall be canceled as provided in Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .515116 of a share of Regions Common Stock, subject to adjustment as provided in Section 10.1(h) of this Agreement (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Rockdale or Regions changes the number of shares of Rockdale Common Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY ROCKDALE OR REGIONS. Each of the shares of Rockdale Common Stock held by any Rockdale Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING STOCKHOLDERS. Any holder of shares of Rockdale Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1106 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Rockdale fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Rockdale Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Rockdale Common Stock held by such holder. Rockdale will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Rockdale.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Rockdale Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Rockdale Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK. (a) At the Effective Time, all rights with respect to Rockdale Common Stock pursuant to stock options or stock appreciation rights ("Rockdale Options") granted by Rockdale under the Rockdale Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each Rockdale Option, in accordance with the terms of the Rockdale Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Rockdale Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such Rockdale Option shall be equal to the number of shares of Rockdale Common Stock subject to such Rockdale Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iii) the per share exercise price under each such Rockdale Option shall be adjusted by dividing the per share exercise price under each such Rockdale Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Rockdale agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) All restrictions or limitations on transfer with respect to Rockdale Common Stock awarded under the Rockdale Stock Plans or any other plan, program, or arrangement of any Rockdale Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section ERROR! BOOKMARK NOT DEFINED. of this Agreement.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Rockdale appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Rockdale Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Rockdale Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Rockdale Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Rockdale Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Rockdale Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Rockdale Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Rockdale Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER ROCKDALE STOCKHOLDERS. At the Effective Time, the stock transfer books of Rockdale shall be closed as to holders of Rockdale Common Stock immediately prior to the Effective Time, and no transfer of Rockdale Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Rockdale Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of Rockdale shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Rockdale Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Rockdale Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Rockdale Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Rockdale Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                   REPRESENTATIONS AND WARRANTIES OF ROCKDALE

     Except as disclosed in the referenced section of the Rockdale Disclosure Memorandum, Rockdale hereby represents and warrants to Regions as follows:

          5.1 ORGANIZATION, STANDING, AND POWER. Rockdale is a state bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Rockdale is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Rockdale has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Rockdale Common Stock. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Rockdale, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of Rockdale Common Stock. Subject to such requisite approval, this Agreement represents, and, when executed and delivered, the Plan of Merger will represent, legal, valid, and binding obligations of Rockdale, enforceable against Rockdale in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement and the Plan of Merger by Rockdale, nor the consummation by Rockdale of the transactions contemplated hereby or thereby, nor compliance by Rockdale with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Rockdale's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2(b) of the Rockdale Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Rockdale Company under, any Contract or Permit of any Rockdale Company, or
     (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Rockdale Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Rockdale of the Merger and the other transactions contemplated in this Agreement or the Plan of Merger.

          5.3 CAPITAL STOCK. (a) The authorized capital stock of Rockdale consists of (i) 10,000,000 shares of Rockdale Common Stock, of which 523,614 shares are issued and outstanding as of the date of this Agreement and not more than 553,014 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Rockdale Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Rockdale Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Rockdale.

          (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Rockdale outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Rockdale or contracts, commitments, understandings, or arrangements by which Rockdale is or may be bound to issue additional shares of Rockdale capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

          5.4 ROCKDALE SUBSIDIARIES. Rockdale has disclosed in Section 5.4 of the Rockdale Disclosure Memorandum all of the Rockdale Subsidiaries as of the date of this Agreement. Except as disclosed, Rockdale or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Rockdale Subsidiary. No equity securities of any Rockdale Subsidiary are or may become required to be issued (other than to a Rockdale Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Rockdale Subsidiary is bound to issue (other than to a Rockdale Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Rockdale Company is or may be bound to transfer any shares of the capital stock of any Rockdale Subsidiary (other than to a Rockdale Company). There are no Contracts relating to the rights of any Rockdale Company to vote or to dispose of any shares of the capital stock of any Rockdale Subsidiary. All of the shares of capital stock of each Rockdale Subsidiary held by a Rockdale Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Rockdale Company free and clear of any Lien. Each Rockdale Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Rockdale Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          5.5 FINANCIAL STATEMENTS. Rockdale has disclosed in Section 5.5 of the Rockdale Disclosure Memorandum, and has delivered to Regions copies of, all Rockdale Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all Rockdale Financial Statements prepared subsequent to the date hereof. The Rockdale Financial Statements (as of the dates thereof and for the periods covered thereby)
     (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Rockdale Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Rockdale Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the Rockdale Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

          5.6 ABSENCE OF UNDISCLOSED LIABILITIES. To the Knowledge of Rockdale, no Rockdale Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Rockdale as of September 30, 1995 included in the Rockdale Financial Statements or reflected in the notes thereto. Except as disclosed in Section 5.6 of the Rockdale Disclosure Memorandum, no Rockdale Company has incurred or paid any Liability since September 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1995, except as disclosed in the Rockdale Financial Statements filed with the FDIC after such date and prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale, and (ii) the Rockdale Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Rockdale provided in Article Seven of this Agreement.

          5.8 TAX MATTERS. (a) All Tax returns required to be filed by or on behalf of any of the Rockdale Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994 and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Rockdale, and all such returns filed are complete and accurate in all material respects. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Rockdale, except to the extent reserved against in the Rockdale Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) None of the Rockdale Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for any of the Rockdale Companies for the period or periods through and including the date of the respective Rockdale Financial Statements has been made and is reflected on such Rockdale Financial Statements.

          5.9 ASSETS. Except as disclosed or reserved against in the Rockdale Financial Statements, the Rockdale Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the Rockdale Companies. All material tangible properties used in the businesses of the Rockdale Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Rockdale's past practices. All Assets which are material to the business of the Rockdale Companies, held under leases or subleases by any of the Rockdale Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

          5.10 ENVIRONMENTAL MATTERS. (a) To the Knowledge of Rockdale, each Rockdale Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          (b) To the Knowledge of Rockdale, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any Rockdale Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Rockdale Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          (c) To the Knowledge of Rockdale, there is no Litigation pending or threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Rockdale in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
     (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          (d) To the Knowledge of Rockdale, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          (e) To the Knowledge of Rockdale, during the period of (i) any Rockdale Company's ownership or operation of any of their respective current properties, (ii) any Rockdale Company's participation in the management of any Participation Facility, or, (iii) any Rockdale Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale. Prior to the period of (i) any Rockdale Company's ownership or operation of any of their respective current properties, (ii) any Rockdale Company's participation in the management of any Participation Facility, or (iii) any Rockdale Company's holding of a security interest in a Loan Property, to the Knowledge of Rockdale, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          5.11 COMPLIANCE WITH LAWS. Rockdale is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Each Rockdale Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale. None of the Rockdale Companies:

             (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale; and

             (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Rockdale Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale, (ii) threatening to revoke any material Permits the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale, or (iii) requiring any Rockdale Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

          5.12 LABOR RELATIONS. No Rockdale Company is the subject of any Litigation asserting that it or any other Rockdale Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Rockdale Company to bargain with any labor organization as to wages or conditions of employment, nor is any Rockdale Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Rockdale Company, pending or threatened, or to its Knowledge, is there any activity involving any Rockdale Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.13 EMPLOYEE BENEFIT PLANS.  (a) Rockdale has disclosed in Section
     5.13 of the Rockdale Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any Rockdale Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Rockdale Benefit Plans"). Any of the Rockdale Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Rockdale ERISA Plan." Any Rockdale ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Rockdale Pension Plan." On or after September 26, 1980, neither Rockdale nor any Rockdale Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

          (b) Rockdale has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Rockdale Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Rockdale Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Rockdale Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

          (c) All Rockdale Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale. Each Rockdale ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Rockdale is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any Rockdale ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Rockdale is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each Rockdale Benefit Plan, except as disclosed in Section 5.13(c) of the Rockdale Disclosure Memorandum, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any Rockdale ERISA Plan. No Rockdale Company has engaged in a transaction with respect to any Rockdale Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Rockdale Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale.

          (d) No Rockdale Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Rockdale Pension Plan, (ii) no change in the actuarial assumptions with respect to any Rockdale Pension Plan, and (iii) no increase in benefits under any Rockdale Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale or materially adversely affect the funding status of any such plan. Neither any Rockdale Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Rockdale Company, or the single-employer plan of any entity which is considered one employer with Rockdale under Section 4001 of ERISA or
     Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Rockdale Company has provided, or is required to provide, security to a Rockdale Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (e) No liability under Title IV of ERISA has been or is expected to be incurred by any Rockdale Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate).

          (f) No Rockdale Company has any obligations for retiree health and life benefits under any of the Rockdale Benefit Plans.

          (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Rockdale Company from any Rockdale Company under any Rockdale Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Rockdale Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (h) No oral or written representation or communication with respect to any aspect of the Rockdale Benefit Plans has been made to employees of any of the Rockdale Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All Rockdale Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Rockdale Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

          5.14 MATERIAL CONTRACTS. None of the Rockdale Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000,
     (ii) any Contract relating to the borrowing of money by any Rockdale Company or the guarantee by any Rockdale Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among Rockdale Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Rockdale with the SEC as of the date of this Agreement if Rockdale were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Rockdale Contracts"). None of the Rockdale Companies is in Default under any Rockdale Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Rockdale.

          5.15 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Rockdale Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Rockdale, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Rockdale Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Rockdale Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rockdale. Rockdale has disclosed in
     Section 5.15 of the Rockdale Disclosure Memorandum all Litigation pending or, to the Knowledge of Rockdale, threatened as of the date of this Agreement where there are claims against Rockdale.

          5.16 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Rockdale Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Rockdale Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Rockdale Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Rockdale's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Rockdale Company or any Affiliate thereof with the SEC or any other

     Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Rockdale, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Rockdale Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          5.17 TAX AND REGULATORY MATTERS. No Rockdale Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Rockdale, there exists no fact, circumstance, or reason why the requisite Consents referred to in
     Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

          5.18 STATE TAKEOVER LAWS. Each Rockdale Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1132 of the GBCC.

          5.19 ARTICLES OF INCORPORATION PROVISIONS. Each Rockdale Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any Rockdale Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Rockdale Company that may be acquired or controlled by it.

          5.20 SUPPORT AGREEMENTS. Each of the directors and executive officers of Rockdale has executed and delivered to Regions an agreement in substantially the form of Exhibit 1 to this Agreement.

          5.21 DERIVATIVES CONTRACTS. Neither Rockdale nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                                  ARTICLE SIX

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Except as disclosed in the referenced section of the Regions Disclosure Memorandum, Regions hereby represents and warrants to Rockdale as follows:

          6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

          6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings, or notifications which, if not obtained or made, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions or Regions Bank of the Merger and the other transactions contemplated in this Agreement.

          6.3 CAPITAL STOCK. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 45,460,362 shares were issued and outstanding and 614,000 shares were held as treasury shares as of December 31, 1995. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Rockdale Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Delaware GCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Rockdale Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

          6.4 FINANCIAL STATEMENTS. Regions has disclosed in Section 6.4 of the Regions Disclosure Memorandum and has delivered to Rockdale copies of all Regions Financial Statements prepared for periods ended prior to the date hereof and will deliver to Rockdale copies of all Regions Financial Statements prepared subsequent to the date hereof. The Regions Financial Statements (as of the dates thereof and for the periods covered thereby)
     (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Regions Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Regions Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the Regions Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

          6.5 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1995 included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since September 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

          6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1995, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

          6.7 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

             (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

             (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

          6.8 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

          6.9 REPORTS. Since January 1, 1990, or the date of organization if later, Regions has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions). As of

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

     their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          6.10 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to Rockdale pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Rockdale's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Rockdale, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          6.11 AUTHORITY OF REGIONS BANK. Regions Bank is a state bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia as a wholly owned, first tier Subsidiary of Regions. Regions Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions Bank. When executed and delivered, the Plan of Merger will represent a legal, valid, and binding obligation of Regions Bank, enforceable against Regions Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          6.12 TAX AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in
     Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

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

                                 ARTICLE SEVEN

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 COVENANTS OF ROCKDALE. Except as specifically contemplated or permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Rockdale covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Rockdale Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Rockdale Company to another Rockdale Company) in excess of an aggregate of $100,000 (for the Rockdale Companies on a consolidated basis) except in the ordinary course of the business of Rockdale Companies consistent with past practices (which shall include, for Rockdale, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or, except as disclosed in Section 7.2(b) of the Rockdale Disclosure Memorandum, forgive any such indebtedness of any Person to any Rockdale Company (in excess of an aggregate of $25,000), or impose, or suffer the imposition, on any share of stock held by any Rockdale Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Rockdale Company, or declare or pay any dividend or make any other distribution in respect of any Rockdale Common Stock; provided that Rockdale may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular semiannual cash dividends on the Rockdale Common Stock at a rate not in excess of $0.30 per share with record and payment dates in accordance with Rockdale's past record dates for cash dividends as disclosed in Section 7.2(c) of the Rockdale Disclosure Memorandum, and further provided that, in the event the Effective Time occurs at a date that would not permit the payment of such semiannual dividend in accordance with Rockdale's past record dates for cash dividends as disclosed in Section 7.2(c) of the Rockdale Disclosure Memorandum and would be subsequent to the record date for the quarterly dividend payable by Regions on Regions Common Stock for the quarter in which the Effective Time occurs, Rockdale may pay a quarterly cash dividend on the Rockdale Common Stock not to exceed $.15 per share; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Rockdale Common Stock or any other capital stock of any Rockdale Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Rockdale Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Rockdale Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Rockdale Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Rockdale Company) or any Assets having in the aggregate a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Rockdale in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Rockdale Company except as disclosed in Section 7.2(g) of the Rockdale Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in Section 7.2(g) of the Rockdale Disclosure Memorandum; enter into or amend any severance agreements with officers of any Rockdale Company except as disclosed in Section 7.2(g) of the Rockdale Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any Rockdale Company; or

          (h) except as disclosed in Section 7.2(h) of the Rockdale Disclosure Memorandum, enter into or amend any employment Contract between any Rockdale Company and any Person (unless such amendment is required by Law) that the Rockdale Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) except as disclosed in Section 7.2(i) of the Rockdale Disclosure Memorandum, adopt any new employee benefit plan or program of any Rockdale Company or make any material change in or to any existing employee benefit plans or programs of any Rockdale Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the Rockdale Financial Statements dated prior to the date of this Agreement, no Rockdale Company shall settle any Litigation involving any Liability of any Rockdale Company for money damages in excess of $25,000 or restrictions upon the operations of any Rockdale Company; or

          (l) except in the ordinary course of business, enter into or terminate any material Contract or make any change in any material lease or Contract, other than renewals of leases and Contracts without material adverse changes of terms or as disclosed pursuant to Sections 7.2(g), (h), or (i) of the Rockdale Disclosure Memorandum.

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it will not, without the prior written consent of a duly authorized officer of Rockdale amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of Rockdale Common Stock.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and Rockdale shall deliver to Regions copies of all such reports filed by Rockdale promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, in the case of Regions, or the FDIC, in the case of Rockdale, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the FDIC, as the case may be, will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                 ARTICLE EIGHT

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided Rockdale has provided, on a reasonably timely basis, all information concerning Rockdale necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. Rockdale shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. Rockdale shall call a Stockholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger, (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Rockdale shall, if required, file the Proxy Statement (which shall be included in the Registration Statement) with the FDIC and mail it to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Rockdale shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement and the Plan of Merger, and (iv) the Board of Directors and officers of Rockdale shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 NASDAQ/NMS LISTING. Regions shall file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of Rockdale Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and Rockdale shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and, after the 45th day after execution of this Agreement, shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Rockdale shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with Rockdale to preserve the confidentiality of the information relating to Rockdale provided to such parties.

     8.6 PRESS RELEASES. Prior to the Effective Time, Rockdale and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Rockdale Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any Rockdale Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Rockdale's Board of Directors as advised in writing by counsel to such Board of Directors, no Rockdale Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Rockdale may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. Rockdale shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Rockdale shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

     8.8 TAX MATTERS. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Rockdale Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of Rockdale with respect to such exchange (except to the extent of any cash received), (iii) the exchange or conversion by the stockholders of Rockdale of their Rockdale Options for options with respect to Regions Common Stock, as contemplated by Section 3.6 of this Agreement, will not give rise to any gain or loss to such stockholders with respect to such exchange, and (iv) each of Rockdale, Regions, and Regions Bank will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of Rockdale and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

     8.9 AGREEMENTS OF AFFILIATES. Rockdale has disclosed in Section 8.9 of the Rockdale Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Rockdale for purposes of Rule 145 under the 1933 Act. Rockdale shall use its reasonable efforts to cause each such Person to deliver to Regions not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3 to this Agreement, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Rockdale Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of Rockdale pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the Rockdale Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Rockdale should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of Rockdale shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of Rockdale shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause Rockdale and its Subsidiaries to honor on terms reasonably agreed upon by the Parties all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the Rockdale Disclosure Memorandum to Regions between any Rockdale Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Rockdale Benefit Plans.

     8.11 INDEMNIFICATION.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall, and shall cause the Surviving Bank to, indemnify, defend, and hold harmless each person entitled to indemnification from a Rockdale Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Georgia Law and Rockdale's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the Surviving Bank is required to effectuate any indemnification, Regions shall cause the Surviving Bank to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a), upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or the Surviving Bank shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.12 STATE TAKEOVER LAWS. Each Rockdale Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     8.13 ARTICLES OF INCORPORATION PROVISIONS. Each Rockdale Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Rockdale Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Rockdale Company that may be directly or indirectly acquired or controlled by it.

                                  ARTICLE NINE

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (A) STOCKHOLDER APPROVAL. The stockholders of Rockdale shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (F) NASDAQ/NMS LISTING. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (G) TAX MATTERS. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Rockdale set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Rockdale set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Rockdale set forth in Sections 5.17, 5.18, and 5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Rockdale set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Rockdale; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Rockdale to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Rockdale shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Rockdale's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (D) CLAIMS LETTERS. Each of the directors and officers of Rockdale shall have executed and delivered to Regions letters in substantially the form of Exhibit 4 to this Agreement.

          (E) LEGAL OPINION. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to Rockdale, in substantially the form of Exhibit 5 to this Agreement.

          (F) AFFILIATE AGREEMENTS. Regions shall have received from each affiliate of Rockdale the affiliates agreement referred to in Section 8.9 of this Agreement.

     9.3 CONDITIONS TO OBLIGATIONS OF ROCKDALE. The obligations of Rockdale to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Rockdale pursuant to Section 11.6(b) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.12 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Regions shall have delivered to Rockdale (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that, to the best knowledge of such officers, after due inquiry, the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and Regions Bank's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Rockdale and its counsel shall request.

          (D) LEGAL OPINION. Rockdale shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 6 to this Agreement.

                                  ARTICLE TEN

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement and the Plan of Merger, and notwithstanding the approval of this Agreement by the stockholders of Rockdale, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Rockdale; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Rockdale and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Rockdale and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Rockdale and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Rockdale fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby as required by the Laws of the State of Georgia at the Rockdale Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of Rockdale or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by December 31, 1996, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Rockdale and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By the Board of Directors of Regions, at any time prior to the 45th day after execution of this Agreement, without any Liability if it determines in its reasonable good faith judgment that the Asset quality of Rockdale, the status of litigation involving Rockdale (or any other liability or undisclosed contingency of Rockdale), any information in the Rockdale Disclosure Memorandum, or the projected ability of Rockdale to reduce its non-interest expenses are materially less favorable to Regions than as set forth in materials previously disclosed or provided to Regions by Rockdale and its financial advisor; or

          (h) By the Board of Directors of Rockdale, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

             (1) the Average Closing Price of shares of Regions Common Stock shall be less than $33.70; and

             (2) (i) the quotient obtained by dividing the Average Closing Price by $42.125 (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");
subject, however, to the following three sentences. If Rockdale refuses to consummate the Merger pursuant to this Section 10.1(h), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $33.70 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to First National of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(h).

     For purposes of this Section 10.1(h), the following terms shall have the meanings indicated:

          "AVERAGE CLOSING PRICE" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

          "DETERMINATION DATE" shall mean the date of the Rockdale Stockholders' Meeting.

          "INDEX GROUP" shall mean the 20 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 20 bank holding companies and the weights attributed to them are as follows:

                              BANK HOLDING COMPANIES                     WEIGHTING
            -----------------------------------------------------------  ---------
            AmSouth Bancorporation.....................................      4.73%
            Barnett Banks, Inc.........................................      7.80
            Central Fidelity Banks, Inc................................      3.23
            Compass Bancshares, Inc....................................      3.09
            Crestar Financial Corporation..............................      3.05
            Deposit Guaranty Corporation...............................      1.52
            First American Corporation.................................      2.06
            First Commerce Corporation.................................      2.35
            First Maryland Bancorp.....................................      1.37
            First Tennessee National Corporation.......................      2.72
            First Union Corporation....................................     13.91
            First Virginia Banks, Inc..................................      2.75
            Hibernia Corporation.......................................      9.65
            Mercantile Bankshares Corporation..........................      3.84
            National Commerce Bancorporation...........................      2.00
            SouthTrust Corporation.....................................      6.75
            SunTrust Banks, Inc........................................      9.24
            Trustmark Corporation......................................      2.83
            Union Planters Corporation.................................      3.31
            Wachovia Corporation.......................................     13.80
                                                                         ---------
                      TOTAL............................................    100.00%

          "INDEX PRICE" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

          "STARTING DATE" shall mean March 12, 1996.

          If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(h).

     10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, and 8.11 of this Agreement.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Plan of Merger and each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "BUSINESS COMBINATION" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than fifty percent (50%) of the voting stock of, Rockdale, other than the formation of a newly organized holding company for Rockdale in which the shares of Rockdale Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DELAWARE GCL" shall mean the Delaware General Corporation Law.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA PLAN" shall have the meaning provided in Section 5.12 of this Agreement.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(c) of this Agreement.

          "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "MERGER" shall mean the merger of Rockdale with and into Regions Bank referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "PARTY" shall mean either Rockdale or Regions and "Parties" shall mean both Rockdale and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PLAN OF MERGER" shall mean the Plan of Merger, in substantially the form of Exhibit 2 to this Agreement, to be entered into by Rockdale and Regions Bank setting forth the terms of the Merger.

          "PROXY STATEMENT" shall mean the proxy statement used by Rockdale to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Plan of Merger and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of Rockdale.

          "REGIONS BANK COMMON STOCK" shall mean the $3.00 par value common stock of Regions Bank.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered within seven days after the date of this Agreement to Rockdale describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1995, and each of the three years ended December 31, 1994, 1993, and 1992, as filed by Regions in SEC Documents and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1995.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OTS, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "ROCKDALE BENEFIT PLANS" shall have the meaning set forth in Section
     5.12 of this Agreement.

          "ROCKDALE COMMON STOCK" shall mean the $5.00 par value common stock of Rockdale.

          "ROCKDALE COMPANIES" shall mean, collectively, Rockdale and all Rockdale Subsidiaries.

          "ROCKDALE DISCLOSURE MEMORANDUM" shall mean the written information entitled "Rockdale Disclosure Memorandum" delivered within seven days after the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "ROCKDALE FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Rockdale as of September 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1995, and for each of the three fiscal years ended December 30, 1994, 1993, and 1992, as filed by Rockdale in FDIC Documents, and (ii) the consolidated balance sheets of Rockdale (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in FDIC Documents filed with respect to periods ended subsequent to September 30, 1995.

          "ROCKDALE SUBSIDIARIES" shall mean the Subsidiaries of Rockdale, which shall include the Rockdale Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Rockdale in the future and owned by Rockdale at the Effective Time.

          "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Rockdale to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARY" OR COLLECTIVELY "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its Regions; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SUPPORT AGREEMENTS" shall mean the various Support Agreements, each in substantially the form of Exhibit 1 to this Agreement.

          "SURVIVING BANK" shall mean Rockdale, as the surviving bank resulting from the Merger.

          "TAX" OR "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy

Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Rockdale or Regions, each of Rockdale and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Rockdale Common Stock, there shall be made no amendment decreasing the consideration to be received by Rockdale stockholders without the further approval of such stockholders.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive on behalf of it and Regions Bank any Default in the performance of any term of this Agreement by Rockdale, to waive or extend the time for the compliance or fulfillment by Rockdale of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Rockdale, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions or Regions Bank of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Rockdale under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Rockdale.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

         Rockdale:          Rockdale Community Bank
                            1172 Old Salem Road
                            Conyers, Georgia 30207-5994
                            Telecopy Number: (770) 760-1013

                            Attention: Charles D. East
                                   President

         Copy to Counsel:   Sutherland, Asbill and Brennan
                            999 Peachtree Street, N.E.
                            Atlanta, Georgia 30309-3996
                            Telecopy Number: (404) 853-8806

                            Attention: B. Knox Dobbins

         Regions:           Regions Financial Corporation
                            417 North 20th Street
                            Birmingham, Alabama 35203
                            Telecopy Number: (205) 326-7571

                            Attention: Richard D. Horsley
                                   Vice Chairman and Executive Financial Officer

         Copy to Counsel:   Regions Financial Corporation
                            417 North 20th Street
                            Birmingham, Alabama 35203
                            Telecopy Number: (205) 326-7099

                            Attention: Samuel E. Upchurch, Jr.
                                   General Counsel and Corporate Secretary

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                          ROCKDALE COMMUNITY BANK

By:     /s/  HARRILL L. DAWKINS                  By:        /s/  CHARLES D. EAST
   -----------------------------------------        -----------------------------------
             Harrill L. Dawkins                                 Charles D. East
                  Secretary                                        President
[BANK SEAL]

ATTEST:                                          REGIONS FINANCIAL CORPORATION

By:  /s/  SAMUEL E. UPCHURCH, JR.                 By:      /s/  WILLIAM E. JORDAN
   -----------------------------------------         ----------------------------------
           Samuel E. Upchurch, Jr.                             William E. Jordan
             Corporate Secretary                              Regional President

[CORPORATE SEAL]

                                                                      APPENDIX B

                                 PLAN OF MERGER

     THIS PLAN OF MERGER (this "Plan of Merger") is made and entered into as of the 20th day of May, 1996, by and between ROCKDALE COMMUNITY BANK ("Rockdale"), a state bank organized and existing under the laws of the State of Georgia, with its principal office located in Conyers, Georgia, and REGIONS BANK ("Regions
Bank), a state bank organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia.

                                    PREAMBLE

     Each of the Boards of Directors of Regions Bank and Rockdale deems it advisable and in the best interests of their respective institutions and the stockholders thereof for Rockdale to be merged into Regions Bank (the "Merger") on the terms and conditions provided in this Plan of Merger. This Plan of Merger is made and entered into pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated as of March 12, 1996, and amended and restated as of May 20, 1996, by and between Rockdale and Regions Financial Corporation ("Regions"). At the Effective Time of the Merger, the outstanding shares of the common stock of Rockdale shall be converted into the right to receive shares of the common stock of Regions (subject to certain exceptions as set forth in the Agreement). As a result, stockholders of Rockdale shall become stockholders of Regions. It is intended that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Rockdale common stock, to the extent exchanged for Regions common stock, will not give rise to gain or loss to the holders of Rockdale common stock with respect to such exchange.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Regions Bank and Rockdale hereby make, adopt, and approve this Plan of Merger in order to set forth the terms and conditions of the merger of Rockdale into Regions Bank.

                                  ARTICLE ONE
                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the following meanings:

          "AGREEMENT" shall mean the Amended and Restated Agreement and Plan of Reorganization, dated as of March 12, 1996, and amended and restated as of May 20, 1996, by and between Rockdale and Regions, including each of the supporting agreements and the other exhibits delivered pursuant thereto and incorporated therein by reference.

          "CERTIFICATE OF MERGER" shall mean the certificate of merger issued by the Secretary of State of the State of Georgia under Section 7-1-535 of the Financial Institutions Code of Georgia.

          "CLOSING" shall mean the closing of the transactions contemplated hereunder, as described in Section 5.1 of this Plan of Merger.

          "EFFECTIVE TIME" shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the State of Georgia, as defined in Section 5.2 of this Plan of Merger.

          "EXCHANGE AGENT" shall have the meaning specified in Section 4.1 of this Plan of Merger.

          "EXCHANGE RATIO" shall have the meaning specified in Section 3.1(c) of this Plan of Merger.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "MERGER" shall mean the merger of Rockdale with and into Regions Bank, as provided in Article Two of this Plan of Merger.

          "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

          "PARTY" shall mean either Regions Bank or Rockdale and "Parties" shall mean both Regions Bank and Rockdale.

          "REGIONS BANK COMMON STOCK" shall mean the $3.00 par value common stock of Regions Bank.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions subsidiaries.

          "ROCKDALE COMMON STOCK" shall mean the $5.00 par value common stock of Rockdale.

          "ROCKDALE COMPANIES" shall mean, collectively, Rockdale and all Rockdale subsidiaries.

          "SURVIVING BANK" shall mean Regions Bank as the surviving bank resulting from the Merger.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 MERGER. Subject to the terms of this Plan of Merger and the Agreement, at the Effective Time, Rockdale shall be merged with and into Regions Bank as authorized by Section 7-1-530 of the Financial Institutions Code of Georgia and in accordance with the provisions of Sections 7-1-531, 7-1-532, and 7-1-533 of the Financial Institutions Code of Georgia. Regions Bank shall be the Surviving Bank resulting from the Merger and shall be a wholly-owned, first-tier subsidiary of Regions and shall continue to be governed by the laws of the State of Georgia as a state bank operating under the name of "Regions Bank." The Merger shall be consummated pursuant to the terms of this Plan.

     2.2 SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a sate bank organized under the laws of the State of Georgia. The business shall be conducted from its main office located in Gainesville, Georgia and its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time, of Rockdale.

     2.3 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Rockdale shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both Regions Bank and Rockdale in and to every type of property (real, personal, and mixed), and all choses in action of both Regions Bank and Rockdale shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Regions Bank or Rockdale at the Effective Time.

     2.4 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Regions Bank and Rockdale of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Regions Bank and Rockdale were so bound at the Effective Time.

     2.5 ACCOUNTS AND DEPOSITS. All accounts and deposits of Regions Bank and Rockdale shall be and continue to be accounts and deposits of the Surviving Bank, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each account or deposit of Regions Bank or Rockdale shall be considered for dividend or interest purposes as an account or deposit of the Surviving Bank from the time said account or deposit was opened in Regions Bank and Rockdale and at all times thereafter until such account or deposit ceases to be an account or deposit of the Surviving Bank.

     2.6 ARTICLES OF INCORPORATION. As authorized by Section 7-1-536(d) of the Financial Institutions Code of Georgia, the Articles of Incorporation of Regions Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until otherwise amended or repealed.

     2.7 BYLAWS. The Bylaws of Regions Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     2.8 BOARD OF DIRECTORS. Upon the Effective Time, the Board of Directors of the Surviving Bank shall consist initially of the following eight (8) individuals, who shall include the directors of Regions Bank in office immediately prior to the Effective Time and shall continue to serve for the terms to which such directors are elected prior to the Effective Time:

                            NAME                                      ADDRESS
    -----------------------------------------------------  ------------------------------
    William E. Jordan....................................  4440 Frederickburg Drive
                                                           Birmingham, Alabama 35214
    Richard D. Horsley...................................  545 Palomino Trail
                                                           Birmingham, Alabama 35242
    Samuel E. Upchurch, Jr...............................  3828 Forest Glen Drive
                                                           Birmingham, Alabama 35213
    Peter D. Miller......................................  3748 Corinth Drive
                                                           Gainesville, Georgia 30506
    Richard G. Rhodes, Sr................................  111 Broadview Terrace
                                                           Dalton, Georgia 30720
    Rayburn J. Fisher, Jr................................  109 17th Street, N.E.
                                                           Atlanta, Georgia 30309
    Richard D. White.....................................  2491 Club Drive
                                                           Gainesville, Georgia 30506
    Stephen E. Kemp......................................  486 New Rosedale Road
                                                           Armuchee, Georgia 30105

     2.9 OFFICES. The main office of the Surviving Bank after the Effective Time will be located at the main office of the Surviving Bank in Georgia. The Surviving Bank's offices will after the Effective Time be located at the locations set forth in Exhibit A to this Plan of Merger.

                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Regions Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective time.

          (c) Each share of Rockdale Common Stock (excluding shares held by any Rockdale Company or by any Regions Company, which shares shall be canceled pursuant to Section 3.3 of this Plan of Merger, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .515116 of a share of Regions Common Stock, subject to adjustment as provided in Section 10.1(h) of the Agreement (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Rockdale or Regions changes the number of shares of Rockdale Common Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY ROCKDALE OR REGIONS. Each of the shares of Rockdale Common Stock held by any Rockdale Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING STOCKHOLDERS. Any holder of shares of Rockdale Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1106 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1106 of the GBCC and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Rockdale fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Rockdale Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Rockdale Common Stock held by such holder. Rockdale will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Rockdale.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Rockdale Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Rockdale Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.6 CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK. (a) At the Effective Time, all rights with respect to Rockdale Common Stock pursuant to stock options or stock appreciation rights ("Rockdale Options") granted by Rockdale under the Rockdale Stock Plans (as defined in the Agreement), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each Rockdale Option, in accordance with the terms of the Rockdale Stock Plan and stock option agreement by which it is evidenced. From and after the Effective

Time, (i) each Rockdale Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such Rockdale Option shall be equal to the number of shares of Rockdale Common Stock subject to such Rockdale Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Rockdale Option shall be adjusted by dividing the per share exercise price under each such Rockdale Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Rockdale agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) All restrictions or limitations on transfer with respect to Rockdale Common Stock awarded under the Rockdale Stock Plans or any other plan, program, or arrangement of any Rockdale Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Plan of Merger.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Rockdale appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Rockdale Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Rockdale Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates or warrant representing such shares, to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.5 of this Plan of Merger, each holder of shares of Rockdale Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Rockdale Common Stock is entitled as a result of the Merger until such holder surrenders his certificates of Rockdale Common Stock for exchange as provided in this
Section 4.1. The certificate of Rockdale Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither Regions, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Rockdale Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     4.2 RIGHTS OF FORMER ROCKDALE STOCKHOLDERS. At the Effective Time, the stock transfer books of Rockdale shall be closed as to holders of Rockdale Common Stock immediately prior to the Effective Time, and no transfer of Rockdale Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Rockdale Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Plan of Merger in exchange therefor. To the extent permitted by law, former stockholders of record of Rockdale shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Rockdale Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Rockdale Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Rockdale Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Rockdale Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                           CLOSING AND EFFECTIVE DATE

     5.1 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     5.2 EFFECTIVE TIME. The Merger and other transactions contemplated by the Agreement shall become effective on the date and at the time that the Georgia Certificate of Merger reflecting the Merger is issued by the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions thereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each party to the Agreement, the parties to the Agreement shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Rockdale approve the Agreement to the extent such approval is required by applicable Law; or such later date within thirty (30) days of such date as may be specified by Regions; provided that Regions may not delay the Effective Time pursuant to the immediately preceding clause if such delay would cause the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time occurs to occur prior to the Effective Time that, absent such delay, would have occurred subsequent to the Effective Time.

                                  ARTICLE SIX

                                 EFFECTIVENESS

     6.1 CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the approval of the Merger by the stockholders of Rockdale and the sole stockholder of Regions Bank, as and to the extent required by law, and the receipt of the requisite regulatory approvals as set forth in the Agreement. Additionally, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Article Nine of the Agreement or the waiver of such conditions as provided in Section 11.6 of the Agreement.

     6.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto at any time after termination of the Agreement as provided in Article Ten of the Agreement.

     6.3 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the

Parties; provided, however, that after any such approval by the holders of Rockdale Common Stock, there shall be made no amendment decreasing the consideration to be received by Rockdale stockholders without the further approval of such stockholders.

     6.4 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive on behalf of it and Regions Bank any Default in the performance of any term of this Plan of Merger by Rockdale, to waive or extend the time for the compliance or fulfillment by Rockdale of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Regions under this Plan of Merger, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Rockdale, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Plan of Merger by Regions, to waive or extend the time for the compliance or fulfillment by Regions or Regions Bank of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Rockdale under this Plan of Merger, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Rockdale.

                                 ARTICLE SEVEN

                                 MISCELLANEOUS

     7.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth in
Section 11.8 of the Agreement (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so personally delivered or mailed; provided, however, that notice of termination of this Plan of Merger shall be effective only upon actual delivery of such notice to the Party entitled to the same.

     7.2 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Georgia.

     7.3 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     7.4 INCONSISTENT PROVISIONS. The Parties agree that, to the extent any of the provisions of this Plan of Merger shall conflict or be inconsistent with any provision of the Agreement, the provisions of the Agreement shall control and prevail and the Parties hereto agree to execute such amendments to this Plan of Merger to conform the provisions hereof to the provisions of the Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.

                                          ROCKDALE COMMUNITY BANK

[BANK SEAL]
                                          By:      /s/  Charles D. East
                                            ------------------------------------
                                                      Charles D. East
                                                         President

ATTEST:   /s/  James R. Simpson
        ------------------------------
              James R. Simpson
                  Secretary

                                          REGIONS BANK

[BANK SEAL]

                                          By:      /s/  Peter D. Miller
                                            ------------------------------------
                                                      Peter D. Miller
                                                         President

ATTEST:  /s/  Samuel E. Upchurch, Jr.
        ------------------------------
           Samuel E. Upchurch, Jr.
             General Counsel and
              Corporate Secretary

                                                                       EXHIBIT A

MAIN OFFICE:

111 Green Street, S.E.
Gainesville, Georgia

                                                                      APPENDIX C

                                CODE OF GEORGIA

             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

                        CHAPTER 2. BUSINESS CORPORATIONS

                         ARTICLE 13. DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301 Definitions.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302 Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption,

             including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303 Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320 Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321 Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated; (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330  Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332  Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.



ITEM 21.  EXHIBITS.



EXHIBIT
NUMBER                                                       DESCRIPTION
- ------         ---------------------------------------------------------------------------------------------------------
  2.1   --     Amended and Restated Agreement and Plan of Reorganization, dated as of May 20, 1996, by and between
               Rockdale Community Bank and Regions Financial Corporation  -- included as Appendix A to the Proxy
               Statement/Prospectus.
  2.2   --     Plan of Merger to be entered into by and between Rockdale Community Bank and Regions Bank -- included as Appendix B to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 33-54231.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Mauldin & Jenkins
 23.4   --     Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.5   --     Consent of Alston & Bird -- included in Exhibit 8.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.



ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 14th day of June, 1996.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION

                                               /s/ Richard D. Horsley
                                          BY: -------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                       TITLE                     DATE
- --------------------------  ------------------------------  ------------------
/s/ J. Stanley Mackin
- --------------------------  Chairman of the Board and                    June 14,  1996
J. Stanley Mackin           Chief Executive Officer and
                                   Director
/s/ Richard D. Horsley
- --------------------------  Vice Chairman of the Board and               June 14,  1996
Richard D. Horsley          Executive Financial Officer
                                   and Director
/s/ Robert P. Houston
- --------------------------  Executive Vice President and                 June 14,  1996
Robert P. Houston           Comptroller

/s/ Shelia S. Blair
- --------------------------         Director                              June 14,  1996
Sheila S. Blair

/s/ William B. Boles, Sr.
- --------------------------         Director                              June 14,  1996
William B. Boles, Sr.

/s/ James B. Boone, Jr.
- --------------------------         Director                              June 14,  1996
James B. Boone, Jr.

/s/ Albert P. Brewer
- --------------------------         Director                              June 14,  1996
Albert P. Brewer

/s/ James S.M. French
- --------------------------         Director                              June 14, 1996
James S.M. French

/s/ Catesby ap C. Jones
- --------------------------         Director                              June 14, 1996
Catesby ap C. Jones

/s/ Olin B. King
- --------------------------         Director                              June 14, 1996
Olin B. King

/s/ Henry E. Simpson
- --------------------------         Director                              June 14, 1996
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
- --------------------------         Director                              June 14, 1996
Lee J. Styslinger, Jr.

/s/ Robert J. Williams
- --------------------------         Director                              June 14, 1996
Robert J. Williams


                               INDEX TO EXHIBITS



                                                                                                                       SEQUENTIALLY
EXHIBIT                                                                                                                  NUMBERED
NUMBER                                  DESCRIPTION                                                                        PAGE
- -------           -------------------------------------------------                                                    ------------
  2.1   --     Amended and Restated Agreement and Plan of Reorganization, dated as of May 20, 1996, by and between
               Rockdale Community Bank and Regions Financial Corporation  -- included as Appendix A to the Proxy
               Statement/Prospectus.
  2.2   --     Plan of Merger to be entered into by and between Rockdale Community Bank and Regions Bank -- included as Appendix B to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 33-54231.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Mauldin & Jenkins
 23.4   --     Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.5   --     Consent of Alston & Bird -- included in Exhibit 8.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.